An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The Company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the Company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED September 11, 2026

Amendment No. 2

Modern Screen Media, Inc.

www.wellstreetfinancial.com

WELLSTREET MEDIA BONDS

MAXIMUM OFFERING AMOUNT: $75,000,000

MINIMUM OFFERING AMOUNT: $0

Modern Screen Media, Inc., (the “Company,” “we,” “us,” “our,” or “ours”) a newly formed entity, is offering 7,500,000 of our “Wellstreet Media Bonds”, for total offering of $75,000,000 (“Maximum Offering Amount”) on a best efforts basis in increments of $10 with a minimum investment of $100 (10 Wellstreet Media Bonds) and a maximum investment of $200,000. After the initial investment bondholders can make follow on investment in Wellstreet Media Bonds with a minimum investment of $10 (1 Wellstreet Media Bond). Of such Maximum Offering Amount, we are offering (i) $74,775,000 of our Wellstreet Media Bonds for cash; (ii) $125,000 of our Wellstreet Media Bonds as rewards under our Wellstreet Media Referral Program (as described below); and (iii) $100,000 of our Wellstreet Media Bonds as rewards under our Wellstreet Media Rewards Program (as described below). For more information on the terms of Wellstreet Media Bonds being offered, please see “The Offering” beginning on page 8 of this Offering Circular.

Wellstreet Media Bonds bear interest at 8% APY for 24 months and thereafter at 9% APY. In no event will the interest rate payable on Wellstreet Media Bonds reduce below 8% APY. Any additional changes to interest rates payable will be effected through the filing of a post qualification amendment to the Wellstreet Media Form 1-A.

The Wellstreet Media Bonds described in this offering circular will be offered and sold on a continuous basis directly through the Wellstreet Financial Website at www.wellstreetfinancial.com (the “Website”) or though the Wellstreet Financial App which may be downloaded for free from the Apple Store or from Google Play. The Company does not intend to have a specific Modern Screen Media, Inc. website separate from the Website. The aggregate initial offering price of the Wellstreet Media Bonds will not exceed $75,000,000 in any 12-month period, and there is no minimum number of Wellstreet Media Bonds that need to be sold as a condition of closing this offering. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this offering.

We have created the Wellstreet Media Referral Program (the “Referral Program”) to provide individuals the opportunity to receive free Wellstreet Media Bonds as a thank you (a “Referral Bond”). To be eligible to receive a Referral Bond, an investor in Wellstreet Media Bonds need only refer a prospective new investor to open an account with us pursuant to our standard account opening process (each a “Referrer”). Each such prospective new investor, as referred by a Referrer, who completes the account opening process pursuant to our standard account opening procedures will also receive a Referral Bond (each a “Referree”). A maximum of 50 Referral Bonds may be issued to any Referrer in any calendar year. The foregoing terms of the Referral Program are listed in detail on a link on the Company’s website. The Referral Program is active as of the date hereof, and will remain active until all $125,000 of Referral Bonds have been issued thereunder. The Referral Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority in the state in which you reside. Issuance of Referral Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Referral Bond and deposit said Referral Bond in such investor’s account within 15 days following the date of the qualifying action. Please see “Plan of Distribution – Wellstreet Media Referral Program” on page 43 of this Offering Circular.

We have also created the Wellstreet Media Rewards Program (the “Rewards Program”) to provide individuals who meet certain eligibility criteria the opportunity to receive one free Wellstreet Media Bond (a “Reward Bond”). The offers are at all times available, are listed in detail on a link on the Company’s website, will not change, and consist of the following programs: (i) participation in a Wellstreet Financial webinar live or via on-demand replay - the Individual must watch the entire live or recorded event and complete a registration on the Wellstreet Financial platform; (ii) the downloading and review of a Wellstreet Financial e-book and completion of a registration on the Wellstreet Financial platform. The foregoing terms of the Media Rewards Program are listed in detail on a link on the Company’s website. The Rewards Program is active as of the date hereof, and will remain active until all $100,000 of Reward Bonds have been issued thereunder. If an individual meets more than one of the two criteria above, only one Reward Bond will be issued pursuant to the Rewards Program, and will be issued even if such individual never buys a Wellstreet Media Bond. The Rewards Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority for the state in which you reside. Issuance of Reward Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Reward Bond and deposit said Reward Bond in such individual’s account within 15 days following the date of the qualifying action.

To the extent that the Company’s officers and directors make any communications in connection with this offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer. See “Plan of Distribution” in this Offering Circular.

The approximate date of the commencement of the proposed sales or awards to the public of the Wellstreet Media Bonds will be within two calendar days from the date on which the offering is qualified by the Securities and Exchange Commission (the “SEC”) and on a continuous basis thereafter until the maximum number of Wellstreet Media Bonds offered hereby is sold or awarded. The minimum purchase is $100 and funds received will not be placed in escrow and will be immediately available to us. After the initial investment bondholders can make follow on investment in Wellstreet Media Bonds with a minimum investment of $10. The maximum investment amount per subscriber in this offering is $200,000. All offering expenses will be borne by us and will be paid out of the proceeds of this offering. The termination of the offering will occur on the earlier of (i) the date that subscriptions for and rewards of the Wellstreet Media Bonds offered hereby equal $75,000,000, (ii) [*], 2029, and (iii) an earlier date determined by the Company in its sole discretion.

No public market has developed nor is expected to develop for Wellstreet Media Bonds, and we do not intend to list Wellstreet Media Bonds on a national securities exchange or interdealer quotational system.

The Company may conduct a private placement of unregistered Wellstreet Media Bonds pursuant to the exemption from registration provided under Rule 506(c) of Regulation D, as promulgated under the Securities Act of 1933, as amended. The terms of such private placement may differ from the terms offered under this Regulation A offering.

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section titled “Risk Factors” beginning on page 11 of this offering circular about the risks you should consider before investing.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” and, as such, have elected to comply with certain reduced public company reporting requirements. See “Offering Summary—Emerging Growth Company Status.”

	Price to Public	Selling Agent Commissions	Proceeds, Before Expenses, to Modern Screen Media, Inc. (1)
Per Wellstreet Media Bond	$10.00	$0	$10.00
Total(2)(3)	$74,775,000	$0	$74,775,000

(1)	The Company expects that the amount of expenses of the offering will be approximately $50,000, including professional and compliance fees and other costs of the offering.

(2)	Assumes that the maximum aggregate offering amount of $74,775,000 in cash proceeds is received by us.

(3)	The Company is also offering $125,000 of Wellstreet Media Bonds under the Referral Program and $100,000 of Wellstreet Media Bonds under the Rewards Program.

We believe that we fall within the exception of an investment company provided by Section 3(c)(5)(A) and/or 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services.

Section 3(c)(5)(B) excepts issuers that are “primarily engaged” in making loans to “manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services.”

If for any reason we fail to meet the requirements of the exemption provided by Section 3(c)(5)(A) and 3(c)(5)(B) we will be required to register as an investment company, which could materially and adversely affect our proposed plan of business. See “Risks Related to Being Deemed an Investment Company under the Investment Company Act” under the “Risk Factors” section on page 11 of this offering circular.

Our principal office is located at 11175 Cicero Dr., Suite 100, Alpharetta, GA 30022, and our phone number is (678) 646-6791. Our corporate Website address is located at www.wellstreetfinancial.com. Information contained on, or accessible through, the Website is not a part of, and is not incorporated by reference into, this offering circular.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”); HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This offering circular is following the disclosure format of Part I of SEC Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this offering circular is September 11, 2026

Unless the context otherwise indicates, when used in this offering circular, the terms “the Company,” “we,” “us,” “our” and similar terms refer to Modern Screen Media, Inc., a Georgia corporation. We use a twelve-month fiscal year ending on June 30th. In a twelve-month fiscal year, each quarter includes three-months of operations; the first, second, third and fourth quarters end on September 30th, December 31st, and March 31st, respectively.

The information contained on, or accessible through, the Website at www.wellstreetfinancial.com is not part of, and is not incorporated by reference in, this Offering Circular.

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THIRD PARTY DATA

Certain data included in this offering circular is derived from information provided by third-parties that we believe to be reliable. The discussions contained in this offering circular relating to such information is taken from third-party sources that the Company believes to be reliable and reasonable, and that the factual information is fair and accurate. Certain data is also based on our good faith estimates which are derived from management’s knowledge of the industry and independent sources. Industry publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any material misstatements regarding any market, industry or similar data presented herein, such data was derived from third party sources and reliance on such data involves risks and uncertainties.

TRADEMARKS AND COPYRIGHTS

We own or have applied for rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and Website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect our business. This offering circular may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this offering circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this offering circular are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This offering circular contains forward-looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Offering Circular Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could,” “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the section titled “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

You should read thoroughly this offering circular and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this offering circular. Other sections of this offering circular include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this offering circular, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

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STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Wellstreet Media Bonds are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering is exempt from state “Blue Sky” law review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Wellstreet Media Bonds offered hereby are offered and sold only to “qualified purchasers” or at a time when our Wellstreet Media Bonds are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Wellstreet Media Bonds does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who:

1.	has a net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	had earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and has a reasonable expectation of reaching the same income level in the current year; or

3.	is holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status; or

4.	is a “family client,” as defined by the Investment Advisers Act of 1940, of a family office meeting the requirements in Rule 501(a) of Regulation D and whose prospective investment in the issuer is directed by such family office pursuant to Rule 501(a) of Regulation D.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file: (i) annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements), (ii) semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and (iii) current reports for certain material events.

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In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.23 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on-frequency” and “say-on-golden-parachute” votes);
●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the rules of the Securities and Exchange Commission (the “SEC”). For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Wellstreet Media Bonds will only be offered for sale in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

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For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this offering circular.

OFFERING CIRCULAR SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this offering circular. Because it is only a summary, it does not contain all the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this offering circular. Before you decide to invest in our securities, you should read the entire offering circular carefully, including the section titled “Risk Factors” beginning on page 11 and our financial statements and the accompanying notes included in this offering circular.

Overview

We are a newly formed company and to date our activities have involved the organization of our Company. We are a wholly owned subsidiary of Wellstreet Financial, Inc. (f/k/a Worthy Wealth, Inc., “WSF”) which utilizes a fintech platform and mobile app (the “App”) that allows its users to digitally purchase “Wellstreet Media Bonds.” Purchases can be made in several ways including by rounding up the users’ debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Wellstreet Media Bonds from the Company. WSF also owns its proprietary website allowing direct purchases of Wellstreet Media Bonds (collectively the “Worthy Fintech Platform”).

We are an early stage company with no operating history.

Our business model is centered primarily around making targeted investments in film production companies with the assistance of film financing companies. Each investment will be in an individual film production company with respect to a specific film project that has been pre-sold to a major film distribution company. Each such investment will be in the form of a fully secured loan with a term of between 12 and 15 months with an IRR of approximately 12% to 18%.

Until such time as the Company has raised sufficient proceeds in the Offering to make an initial investment, any funds raised will be invested in publicly traded government securities, and any interest and principal payment obligations with respect to the Company’s securities issued in the Offering would be satisfied through the proceeds of such investments, as well as, to the extent necessary, contributions to the Company’s capital by the Company’s parent corporation WSF (provided, however, the Company’s obligations to make payments under the securities is in no way limited by any such contribution from the WSF).

The Company does not intend to “commence operations,” in the sense of actively investing, until such time as it has raised sufficient proceeds in the Offering to make initial investments, which, depending on the circumstances, could be as low as $250,000, based on preliminary discussions that have taken place with production companies and other film financing companies. The Company will be operational in the interim (i.e. prior to its initial investment) to manage the funds raised, as stated above, and to actively seek investment opportunities as additional funds are raised in the Offering. Once funds for an initial investment have been raised in the Offering, the Company will liquidate the necessary amount of governmental securities to fund said investment.

We will not be paying back any of the funds advanced to us by WSF and therefore there is no interest rate or maturity associated with such advances. WSF is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in this offering. If we do not raise sufficient funds in this offering or if our parent declines to make advances to us, we will not be able to implement our business plan, or may have to cease operations altogether.

As of the date hereof, the Company has not entered into any binding agreements with any film production or financing companies. We anticipate that (i) at least 90% of our assets will consist of such investments, in the form of either secured loans or tenancy in common interests, and (ii) up to 10% of our assets will be allocated for working capital and for general corporate purposes, including the reimbursement amounts due under the Management Services Agreement with WSM. The proceeds from the sale of Wellstreet Media Bonds in this offering will provide the capital for these activities.

Our parent company, WSF, was formed as a Georgia corporation on July 11, 2023. WSF presently is the 100% equity owner of sister companies Wellstreet Realty, Inc. (f/k/a Worthy Wealth Realty, Inc., “WSR”), a Georgia corporation formed on March 4, 2024, Wellstreet Senior Living, Inc. (f/k/a Worthy Wealth Senior Living, “WSSL”), a Georgia corporation formed on December 3, 2024, and Wellstreet Management, Inc. (f/k/a Worthy Wealth Management, Inc., “WSM”) a Georgia corporation. Both WSR and WSSL have qualified offering circulars under Regulation A, which filings are available at www.sec.gov. As of the date hereof, WSR has sold $2,393,830 of preferred shares under it Regulation A offering, and WSSL has sold $2,878,060 of bonds under its Regulation A offering.

WSR’s business model is centered primarily around making investments in tenant in common ownership, mortgage loans, or other direct ownership interests in undeveloped properties acquired by infrastructure developers and properties acquired by other housing developers. Said tenant in common ownership interests and other direct ownership interests provide WSR with an actual ownership interest in the real property underlying the projects in which WSR so invests. Any mortgage loan would be secured by a first or second mortgage on the underlying real property, and said loans would be in an amount not greater than 70% of the independently assessed property value.

WSSL’s business model is centered primarily around making investments in existing, yet underperforming, senior living facilities. It is anticipated that WSSL will partner in such investments with one or more owner operators of senior living facilities in newly acquired senior living facilities, with the goal of utilizing investment funds to improve said facilities, both operationally and through capex expenditures. It is anticipated that each investment will be through a single purpose entity dedicated to the specific senior home facility or facilities, that each such investment will be fully secured by a recorded second mortgage, tenant in common interest, or other direct interest in the underlying real estate, and that the investment properties will be sold approximately 3 to 5 years after investment.

WSM is a management service company which provides WSF, WSR, WSSL and the Company with staffing and back office support for the companies’ business operations.

On October 16, 2025, the Company was formed as a Georgia corporation, named Worthy Wealth Media, Inc., and issued 100 shares of its $0.001 per share par value common stock in exchange for $100 to WSF. WSF is the sole shareholder of the Company’s common stock. On March 11, 2026, the Company changed its name to Modern Screen Media, Inc.

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(i) 7,477,500 of our Wellstreet Media Bonds, with an aggregate principal amount of $74,775,000, will be offered for cash; (ii) 12,500 of our Wellstreet Media Bonds, with an aggregate principal amount of $125,000, will be offered under our Referral Program (not for cash); and (iii) 10,000 of our Wellstreet Media Bonds, with an aggregate principal amount of $100,00, will be offered under our Rewards Program (not for cash).

We have created the Wellstreet Media Referral Program (the “Referral Program”) to provide individuals the opportunity to receive free Wellstreet Media Bonds as a thank you (a “Referral Bond”). To be eligible to receive a Referral Bond, an investor in Wellstreet Media Bonds need only refer a prospective new investor to open an account with us pursuant to our standard account opening process (each a “Referrer”). Each such prospective new investor, as referred by a Referrer, who completes the account opening process pursuant to our standard account opening procedures will also receive a Referral Bond (each a “Referree”). A maximum of 50 Referral Bonds may be issued to any Referrer in any calendar year. The foregoing terms of the Referral Program are listed in detail on a link on the Company’s website. The Referral Program is active as of the date hereof, and will remain active until all $125,000 of Referral Bonds have been issued thereunder. The Referral Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority in the state in which you reside. Issuance of Referral Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Referral Bond and deposit said Referral Bond in such investor’s account within 15 days following the date of the qualifying action.

We have also created the Wellstreet Media Rewards Program (the “Rewards Program”) to provide individuals who meet certain eligibility criteria the opportunity to receive one free Wellstreet Media Bond (a “Reward Bond”). The offers are at all times available, are listed in detail on a link on the Company’s website, will not change, and consist of the following programs: (i) participation in a Wellstreet Financial webinar live or via on-demand replay - the Individual must watch the entire live or recorded event and complete a registration on the Wellstreet Financial platform; (ii) the downloading and review of a Wellstreet Financial e-book and completion of a registration on the Wellstreet Financial platform. The foregoing terms of the Media Rewards Program are listed in detail on a link on the Company’s website. The Rewards Program is active as of the date hereof, and will remain active until all $100,000 of Reward Bonds have been issued thereunder. If an individual meets more than one of the two criteria above, only one Reward Bond will be issued pursuant to the Rewards Program, and will be issued even if such individual never buys a Wellstreet Media Bond. The Rewards Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority for the state in which you reside. Issuance of Reward Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Reward Bond and deposit said Reward Bond in such individual’s account within 15 days following the date of the qualifying action.

To the extent that the Company’s officers and directors make any communications in connection with this offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer. See “Plan of Distribution” in this Offering Circular.

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Organizational Structure:

The following reflects the current organization structure of WSF:

THE WELLSTREET FINANCIAL COMPANIES

The Wellstreet Media Bonds

●	are priced at $10.00 each;
●	represent a full and unconditional obligation of our Company;
●	are perpetual and have no maturity date;
●	bear interest at 8% APY for 24 months and thereafter 9% APY, and additional changes to interest rates payable will be effected through the filing of a post qualification amendment to the Wellstreet Media Form 1-A;
●	in no event will the interest rate payable on Wellstreet Media Bonds reduce below 8% APY;
●	interest payment are made on a quarterly basis in arrears through an ACH from the Company to the bond holder’s account on the Wellstreet Financial App, at which time they will be accessible for immediate withdrawal by the bond holder, through the “sell” screen on the Wellstreet Financial App, on the first day of each calendar quarter;
●	are subject to repayment of principal and interest, at the demand of the holder, subject to liquidity, no sooner than 24 months from the date that the purchase funds have cleared, upon 90 days prior written notice from holder submitted through the “sell” screen on the Wellstreet Financial App;
●	are subject to redemption by us at any time at the purchase price paid for the bond(s) plus any accrued but unpaid interest up to but not including the date of redemption; the Company will provide 5 days’ prior notice, through the Wellstreet Financial App, to the bond holder who holds the bond(s) in question that the Company will be redeeming the bond(s); and the Company will make payment with respect to such redemption no later than 5 business days following the actual date of redemption through a credit to the bond holder’s bank account that is linked to the bond holder’s account on the Wellstreet Financial App.
●	are not payment dependent on any underlying investments;
●	are transferable;
●	are unsecured;
●	the Company does not compound interest on the Wellstreet Media Bonds;
●	the simple rate of interest on the Wellstreet Media Bonds is the same as the stated APY; and
●	in the event the Company experiences liquidity issues as the result of default issues related to the loans made by the Company, or the timing of the repayment of said loans, the Company may suspend repayments until such liquidity issues are resolved, in which case the investors would be immediately notified via the Wellstreet Financial App.

For more information on the terms of Wellstreet Media Bonds being offered, please see “Description of the Wellstreet Media Bonds” beginning on page 37 of this Offering Circular.

Except as otherwise provided herein, and subject to the liquidity of the Company, the Wellstreet Media Bonds are subject to repayment at the written demand of a bond holder, no sooner than 24 months from the date that the purchase funds have cleared, upon 90 days notice by holder, and the outstanding principal balance together with the interest earned through the repurchase date will be credited to the bondholder’s account on the Wellstreet Financial App within 5 business days; provided, however, if the bond holder requests a repayment of Wellstreet Media Bonds in the aggregate principal amount greater than $50,000, the Company may make such repayment to such bond holder within 30 days of the request for such repayment.

The termination of the offering will occur on the earlier of (i) the date that subscriptions for and rewards of the Wellstreet Media Bonds offered hereby equal $75,000,000; (ii) [*], 2029, and (iii) an earlier date determined by the Company in its sole discretion. We reserve the right to terminate this offering for any reason at any time.

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Our principal executive offices are located at 11175 Cicero Dr., Suite 100, Alpharetta, GA 30022, and our telephone number is (678) 646-6791. Our fiscal year end is June 30th. The information which appears on the Website, or is accessible through our website at www.wellstreetfinancial.com is not part of, and is not incorporated by reference into, this Offering Circular.

The Company has not yet generated any revenue and has no operating history. Our management has raised substantial doubt about our ability to continue as a going concern based on these conditions and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the period from October 16, 2025 (inception) to December 31, 2025. We expect to generate income from the difference between (a) the interest rates we earn on our investments with film production companies and other film financing companies, and (b) the interest we will pay to the holders of Wellstreet Media Bonds. We also expect to use up to 10% of the proceeds from sales of Wellstreet Media Bonds to provide working capital and general corporate purposes for our Company, including payments under the Management Services Agreement, until such time as our revenues are sufficient to pay our operating expenses.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of this offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.235 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

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Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 11. These risks include, but are not limited to the following:

●	We are an early-stage startup with no operating history, and we may never become profitable;
●	Absent any additional financing or advances from our parent company, other than the sale of the Wellstreet Media Bonds, we may be unable to meet our operating expenses;
●	In addition to the sale of the Wellstreet Media Bonds, it is possible that at times we may be dependent on advances from our parent company, which has acknowledged its intent to provide such advances, in order to meet our operating expenses;
●	The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders;
●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business;
●	We operate in a highly regulated industry, and our business may be negatively impacted by changes in the regulatory environment;
●	Our business may be negatively impacted by worsening economic conditions and fluctuations in the credit market;
●	Competition in our industry is intense;
●	Investments and loans to film production companies and other film financing companies carry a high level of risk;
●	Holders of Wellstreet Media Bonds are exposed to the credit risk of our company;
●	There has been no public market for Wellstreet Media Bonds and none is expected to develop; and
●	We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.
●	We have full discretion to redeem (call) the Wellstreet Media Bonds at any time, even though they are perpetual securities with no stated maturity.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the period from October 16, 2025 (inception) to December 31, 2025.

SUMMARY OF THE OFFERING

Securities being offered:	$75,000,000 of Wellstreet Media Bonds on a “best efforts” basis.

Offering Price per Wellstreet Media Bond:	$10.00 per each Wellstreet Media Bond.

Description of the Wellstreet Media Bonds:	The Wellstreet Media Bonds:

	●	are priced at $10.00 each;

	●	are perpetual and have no maturity date;

	●	represent our full and unconditional obligation;

	●	bear interest at 8% APY for 24 months and thereafter at 9% APY, and any additional changes to interest rates payable will be effected through the filing of a post qualification amendment to the Wellstreet Media Form 1-A.;

	●	in no event will the foregoing interest rate payable on Wellstreet Media Bonds reduce below 8% APY.

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	●	are subject to repayment at the demand of the holder (subject to liquidity), no sooner than 24 months from the date that the purchase funds have cleared, upon 90 days prior written notice by holder;

	●	are subject to redemption by us at any time at the purchase price paid for the bond(s) plus any accrued but unpaid interest up to but not including the date of redemption; the Company will provide 5 days’ prior notice, through the Wellstreet Financial App, to the bond holder who holds the bond(s) in question that the Company will be redeeming the bond(s); and the Company will make payment with respect to such redemption no later than 5 business days following the actual date of redemption through a credit to the bond holder’s bank account that is linked to the bond holder’s account on the Wellstreet Financial App;

	●	are not payment dependent on any media investments;

	●	are transferable;

	●	are unsecured;

	●	in the event the Company experiences liquidity issues as the result of default issues related to the loans made by the Company, or the timing of the repayment of said loans, the Company may suspend repayments until such liquidity issues are resolved, in which case the investors would be immediately notified via the Wellstreet Financial App.

Principal amount of Wellstreet Media Bonds:	We will not issue Wellstreet Media Bonds offered hereby in excess of $75,000,000 principal amount during any 12-month period. The Wellstreet Media Bonds offered hereby will be offered on a continuous basis. As of the date of this offering circular we have not sold any Wellstreet Media Bonds.

Regulation A Tier:	Tier 2

Investor Suitability:	The Wellstreet Media Bonds will not be sold to any person unless they are a “qualified purchaser”. A “qualified purchaser” includes: (1) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other investors who meet the investment limitations set forth in Rule 251(d)(2) (C) of Regulation A. Such persons as stated in (2) above must conform with the “Investment Amount Restrictions” as described in the section below. Each person acquiring Wellstreet Media Bonds may be required to represent that he, she or it is purchasing the Wellstreet Media Bonds for his, her or its own account for investment purposes and not with a view to resell or distribute the securities. Each prospective purchaser of Wellstreet Media Bonds may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Wellstreet Media Bonds is an Accredited Investor if such is claimed by the investor.

Investment Amount Restrictions:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, you are encouraged to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

Securities outstanding prior to this offering:	100 shares of our common stock, all of which are owned by WSF.

Securities Outstanding after the offering:	100 shares of our common stock, all of which are owned by WSF; and 7,500,000 of Wellstreet Media Bonds.

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Manner of offering:

The Wellstreet Media Bonds described in this Offering Circular will be offered on a continuous basis directly through the Wellstreet Financial Website at www.wellstreetfinancial.com or though the Wellstreet Financial App which may be downloaded for free from the Apple Store or from Google Play. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this offering.

If any broker-dealer or other agent/person is engaged to sell our Wellstreet Media Bonds, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons. Please see “Plan of Distribution” beginning on page 41 of this offering circular.

Wellstreet Media Referral Program:

We have created the Wellstreet Media Referral Program (the “Referral Program”) to provide individuals the opportunity to receive free Wellstreet Media Bonds as a thank you (a “Referral Bond”). To be eligible to receive a Referral Bond, an investor in Wellstreet Media Bonds need only refer a prospective new investor to open an account with us pursuant to our standard account opening process (each a “Referrer”). Each such prospective new investor, as referred by a Referrer, who completes the account opening process pursuant to our standard account opening procedures will also receive a Referral Bond (each a “Referree”). A maximum of 50 Referral Bonds may be issued to any Referrer in any calendar year. The foregoing terms of the Referral Program are listed in detail on a link on the Company’s website. The Referral Program is active as of the date hereof, and will remain active until all $125,000 of Referral Bonds have been issued thereunder. The Referral Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority in the state in which you reside. Issuance of Referral Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Referral Bond and deposit said Referral Bond in such investor’s account within 15 days following the date of the qualifying action.

Wellstreet Media Rewards Program:	We have also created the Wellstreet Media Rewards Program (the “Rewards Program”) to provide individuals who meet certain eligibility criteria the opportunity to receive one free Wellstreet Media Bond (a “Reward Bond”). The offers are at all times available, are listed in detail on a link on the Company’s website, will not change, and consist of the following programs: (i) participation in a Wellstreet Financial webinar live or via on-demand replay - the Individual must watch the entire live or recorded event and complete a registration on the Wellstreet Financial platform; (ii) the downloading and review of a Wellstreet Financial e-book and completion of a registration on the Wellstreet Financial platform. The foregoing terms of the Rewards Program are listed in detail on a link on the Company’s website. The Rewards Program is active as of the date hereof, and will remain active until all $100,000 of Reward Bonds have been issued thereunder. If an individual meets more than one of the two criteria above, only one Reward Bond will be issued pursuant to the Rewards Program, and will be issued even if such individual never buys a Wellstreet Media Bond. The Rewards Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority for the state in which you reside. Issuance of Reward Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Reward Bond and deposit said Reward Bond in such individual’s account within 15 days following the date of the qualifying action.

Use of proceeds:	If we sell all $74,775,000 of Wellstreet Media Bonds offered hereby for cash, we estimate we will receive net proceeds from this offering of approximately $74,725,000. The Company expects that the amount of offering expenses will be approximately $50,000, including professional and compliance fees and other costs of the offering. We intend to use the proceeds from this offering to implement the business model described above and for general corporate purposes including the costs of this offering. See “Use of Proceeds.”

Risk Factors:	Purchasing the Wellstreet Media Bonds and our business in general is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 11.

Transfer Agent:	The Company will act as its own transfer agent and maintain the Company’s register. As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we determine it is necessary.

Termination of the offering;	The termination of the offering will occur on the earlier of (i) the date that subscriptions for and rewards of the Wellstreet Media Bonds offered hereby equal $75,000,000; (ii) [*], 2029, and (iii) an earlier date determined by the Company in its sole discretion. We reserve the right to terminate this offering for any reason at any time.

Concurrent Private Offering	The Company may conduct a private placement of unregistered Wellstreet Media Bonds or other Company securities pursuant to the exemption from registration provided under Rule 506(c) of Regulation D, as promulgated under the Securities Act of 1933, as amended. The terms of such private placement may differ from the terms offered under this Regulation A offering, and are available to be viewed on the Wellstreet Fintech Platform.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated financial data for the periods indicated. The summary historical consolidated financial data for the period from October 16, 2025 (inception) through December 31, 2025, and the balance sheet data as of December 25, 2025, are derived from the audited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this Offering Circular.

October 16, 2025 through December 31, 2025

Statement of Operations Data
Total revenues	$-
Gross profits	$-
Total operating expenses	$210
Loss from operations	$-
Nonoperating expense	$-
Net income	$37,542
Net loss per share, basic and diluted	$375.42

Balance Sheet Data (at period end)
Cash and cash equivalents	$50,190
Working capital	$37,942
Total assets	$50,190
Total liabilities	$12,248
Stockholder’s equity	$37,942

(1)	Working capital represents total assets less total liabilities.

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this offering circular, you should carefully consider the following risks before deciding to purchase our securities in this offering. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We are an early-stage startup with no operating history, and we may never become profitable;
●	Absent any additional financing or advances from our parent company, other than the sale of the Wellstreet Media Bonds, we may be unable to meet our operating expenses;

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●	Depending on the amount of Wellstreet Media Bonds sold in the offering, and the timing of our investments, it is possible that at times we may be dependent on advances from our parent company, which has acknowledged its intent to provide such advances, in order to meet our operating expenses;
●	The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders;
●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business;
●	We operate in a highly regulated industry, and our business may be negatively impacted by changes in the regulatory environment;
●	Our business may be negatively impacted by worsening economic conditions and fluctuations in the credit market;
●	Competition in our industry is intense;
●	Holders of Wellstreet Media Bonds are exposed to the credit risk of our company;
●	There has been no public market for Wellstreet Media Bonds and none is expected to develop; and
●	We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

Risks Related to our Industry

Worsening economic conditions may result in decreased demand for investments, cause film production company default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, as well as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes, historically have created a difficult environment for companies in the film production industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance, the amount of loans to movie production companies that we are able to make, and the ability of such borrowers to repay our loans on the terms thereof.

There can be no assurance that economic conditions will remain favorable for our business or that demand for investments in which we participate or default rates by film production companies will remain at current levels. Reduced demand for investments would negatively impact our growth and revenue, while increased default rates by film production companies may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified file production companies seek our investments, our growth and revenue would be negatively impacted.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve film production companies could diminish, resulting in a material adverse effect on our business. We currently have no full time employees. However, management and staffing are presently provided by Wellstreet Management, Inc., a wholly owned subsidiary of our parent company WSF under a Management Services Agreement. Please see “Operations – Management Services Agreement with Wellstreet Management, Inc.” for a detailed description of the Management Services Agreement.

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We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to film production companies choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, offer more attractive pricing or other terms and establish more relationships than us.

This is a “best efforts” offering with no minimum, which means we may not raise any funds or may raise less than the full offering amount.

We are offering our Wellstreet Media Bonds on a “best efforts, no minimum” basis. This means there is no minimum amount we must raise, and we may close the offering without selling any Wellstreet Media Bonds or after selling only a portion of the offered Wellstreet Media Bonds. Our officers and directors will use their best efforts to sell the Wellstreet Media Bonds, but are not required to sell any specific amount. Because there is no minimum offering amount: (i) you may be the only investor in this offering; (ii) we may not raise sufficient capital to execute our business plan; (iii) your investment will not be returned if we fail to sell additional Wellstreet Media Bonds; and (iv) we will have immediate access to any funds raised with no escrow protection. If we raise significantly less than the full offering amount, we may not have sufficient capital to execute our stated use of proceeds, and you could lose your entire investment.

Redemption (Call) Risk.

We have full discretion to redeem (call) the Wellstreet Media Bonds at any time, even though they are perpetual securities with no stated maturity. If we exercise this call right, holders will be required to surrender their bonds at the applicable redemption price, which would terminate their ability to continue earning the fixed coupon rate associated with the bonds. Because issuers generally redeem securities more frequently during periods of declining interest rates, investors may be required to reinvest the redemption proceeds at lower prevailing rates. This reinvestment risk may materially reduce investors’ expected income and adversely affect their overall investment returns.

Risks Related to the Film Production Industry

The Company’s ability to repay the Wellstreet Media Bonds depends on borrowers’ film revenues, which are highly unpredictable.

The Company will use bond proceeds to finance loans to film production companies, and repayment of those loans depends on the commercial performance of borrowers’ films. Film revenues are inherently volatile due to uncertain audience reception, competitive releases, and changing consumer preferences. If borrowers’ films underperform, borrowers may be unable to repay the Company.

Borrowers may experience production delays, cost overruns, or operational disruptions that reduce their ability to repay the Company.

Film productions frequently encounter delays, budget overruns, labor disruptions, and logistical setbacks. These issues can postpone release dates, increase production costs, or diminish a film’s commercial prospects. Any such disruption may reduce borrower cash flow and impair their ability to repay the Company.

Borrowers operate in a speculative, capital-intensive industry that may limit their financial capacity to repay the Company.

Film production companies must commit substantial capital long before revenues are realized and often rely on significant leverage. The speculative nature of film development, combined with borrowers’ high capital requirements, increases the likelihood of liquidity shortfalls or financial distress.

Technological change, piracy, and evolving consumer behavior may reduce borrower revenues and impair loan repayment.

Borrowers face structural risks from rapid technological shifts, alternative entertainment formats, and widespread digital piracy. These factors may reduce legitimate film revenues across theatrical, streaming, and licensing channels. Lower borrower income increases the risk of non-payment on the Company’s loans and may adversely affect the Company’s ability to service the Wellstreet Media Bonds.

Borrowers’ films may be adversely affected by competitive release timing, ratings restrictions, or censorship, reducing their repayment capacity.

The commercial performance of borrowers’ films may be materially impacted by competing releases, market oversaturation, restrictive ratings, or censorship in key jurisdictions. These factors may limit distribution opportunities or reduce audience reach, diminishing borrower revenues and increasing the risk that the Company will not receive timely or full repayment.

Borrowers’ dependence on creative talent and labor stability may affect their ability to complete films and generate revenue.

Borrowers rely on directors, writers, actors, and other creative personnel whose availability and performance directly influence film quality and commercial success. Labor strikes or talent shortages may halt production or delay releases, reducing borrower cash flow and impairing their ability to repay the Company’s loans.

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Risks Related to Our Company

We are an early-stage startup with no operating history, and we may never become profitable.

We expect to be profitable in the near term, but there can be no guarantees. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the period from October 16, 2025 (inception) to December 31, 2025.

We are an early-stage startup with no operating history, and we may never become profitable. Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph in their opinion on our audited consolidated financial statements for the period from October 16, 2025 (inception) to December 31, 2025, that states that there is a substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. There is substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern. No assurances can be given that we will achieve success in selling the Wellstreet Media Bonds.

If we do not raise sufficient funds in this offering and our parent company declines to make advances to us we won’t be able to fully implement our business plan.

We have not generated any revenues to date and we are dependent on the proceeds from this offering to provide funds to implement our business model. The uncertainty of the amount of Wellstreet Media Bonds that we will sell, and the timing of such sales, makes it difficult to predict our planned operations. Until sufficient proceeds have been received by us from the sale of Wellstreet Media Bonds in this offering to make initial investments, we will invest all received proceeds in publicly traded government securities, and any interest payment obligations with respect to issued Wellstreet Media Bonds would be satisfied through the proceeds of such investments, as well as, to the extent necessary, contributions to the Company’s capital by the Company’s parent corporation WSF (provided, however, the Company’s obligations to make payments under the securities is in no way limited by any such contribution from the WSF). We will not be paying back any of the funds advanced to us by WSF and therefore there is no interest rate or maturity associated with such advances. WSF is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in this offering. If we do not raise sufficient funds in this offering or if our parent declines to make advances to us, we will not be able to implement our business plan, or may have to cease operations altogether. The Company does not intend to commence operations until such time as it has raised sufficient proceeds in the Offering to make initial investments. If we do not raise sufficient funds in this offering and if our parent company declines to make advances to us we won’t be able to implement our business plan, and will either have to modify our business plan or potentially cease operations altogether, in which case we would wind down the Company’s investments in an orderly fashion to maximize the Company’s ability to meet any then outstanding obligations, including those related to outstanding Wellstreet Media Bonds.

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The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bondholders after the 24 months period detailed below. Such repayment, however, is subject to the then-current liquidity of the Company. Pursuant to the terms of our Wellstreet Media Bonds Investor Agreement, the Wellstreet Media Bonds are subject to repayment at the written demand of a bond holder no sooner than 24 months from the date that the purchase funds have cleared, upon 90 days notice by holder, and the outstanding principal balance together with the interest earned through the repurchase date will be credited to the bondholder’s account within 5 business days; provided, however, if the bond holder requests a repayment of Wellstreet Media Bonds in the aggregate principal amount greater than $50,000, the Company may make such repayment to such bond holder within 30 days of the request for such repayment. Any failure to make repayments on the foregoing terms is an event of default under the Wellstreet Media Bonds. Under the Wellstreet Media Bonds Investor Agreement any claims brought by an investor against us following such a payment event of default may be subject to binding arbitration (subject to certain opt-out provisions) or small claims court. See “Description of the Wellstreet Media Bonds” beginning on page 37.

In the event there are more demands for repayment to meet than our cash and cash equivalents on hand, we may be required to (i) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to us, or (ii) seek capital contributions from our parent company, WSF (provided, however, the Company’s obligations to make payments under the securities is in no way limited by any such contribution from the WSF). In the event that the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bondholders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the Wellstreet Media Bonds.

If the information provided by film production companies is incorrect or fraudulent, we may misjudge a customer’s qualification to receive an investment, and our operating results may be harmed.

Although a significant part of our investment decisions is based on the history of the film production company, all of which such investments and loans will be secured, our decisions are based partly on information provided to us by investment and loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of film production companies do not adequately identify potential risks, the risk profile of such film production companies could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our investments and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

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Our ability to protect the confidential information of our film production companies and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our film production companies. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential production company and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with film production companies and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause film production companies and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose film production companies and investors and our business and operations could be adversely affected.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make investments available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing film production companies and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with film production companies, and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our investment portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of investment losses are not adequate to absorb actual losses, our provision for investments losses would increase, which would adversely affect our results of operations.

We maintain an allowance for investment losses. To estimate the appropriate level of allowance for investment losses, we consider known and relevant internal and external factors that affect investment collectability, including the total amount of investment receivables outstanding, historical investment receivable charge-offs, our current collection patterns, and economic trends. Our allowance for investment losses is an estimate, and if actual investment receivable losses are materially greater than our allowance for investment losses, our financial position, liquidity, and results of operations could be adversely affected.

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Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract film production companies and other film financing companies more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers and directors, Sally Outlaw and Alan Jacobs. Our key personnel have expertise that could not be easily replaced if we were to lose any or all of their services.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. After qualifying this Form 1-A, we will be required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, current reports on Form 1-U, and certain post qualification amendments and supplements.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

Our lack of operating history makes it difficult for you to evaluate this investment.

We are a recently formed entity with no operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

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Any Referral Bonds and Reward Bonds you receive as a result of the Referral Program and Rewards Program could have adverse tax consequences to you.

There is some uncertainty about the appropriate treatment of these Referral Bonds and Reward Bonds for income purposes. If you receive Wellstreet Media Bonds under the Referral Program or the Rewards Program, upon receipt you will generally realize taxable income equal to the fair market value of the Wellstreet Media Bonds. Your participation in the Referral Program or Rewards Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

As of the date hereof we have not entered into any investment agreements with film production companies or other film financing companies.

While we have engaged in extensive discussions with potential film production company partners and other film production lenders, regarding direct investments and secured loans, we do not presently have any firm commitments with respect to such investments. As such, we can not definitively describe the terms of the investments we intend to make. While we believe that the descriptions of the parameters of such investments we are targeting, as described herein, will prove accurate, there can be no guaranty that the investments that we ultimately make will not vary from the foregoing to some extent.

Our bylaws contain an exclusive forum provision that will limit the ability of security holders to file suit in a forum of their choice, in certain circumstances.

Our bylaws contain an exclusive forum provision that designates state and federal courts located in the county in the State of Georgia where our principal office is located as the sole and exclusive forum for certain types of actions and proceedings brought by our security holds, including bond holders. These include derivative actions, claims for breach of fiduciary duty, claims arising under the Georgia Business Corporation Code, and other matters governed by the internal affairs doctrine, provided the selected court has personal jurisdiction over the indispensable parties. This exclusive forum provision does not apply to suits brought to enforce duties or liabilities created by the Securities Act, the Exchange Act, or any other claim for which U.S. federal courts have exclusive jurisdiction.

The exclusive forum requirement may limit a security holder’s ability to bring a claim in a forum the security holder considers more convenient or favorable. As a result, it may discourage certain lawsuits, increase the cost or difficulty of pursuing such actions, or lead to outcomes less favorable to security holders than might have been obtained in other jurisdictions.

Courts have reached differing conclusions regarding the enforceability of similar exclusive forum provisions, and a court could determine that our provision is inapplicable or unenforceable for one or more types of claims. If that occurs, we could incur additional costs and complexity from litigating in jurisdictions other than those specified in our bylaws, which could adversely affect our business, financial condition, and results of operations.

Risks Related to Being Deemed an Investment Company under the Investment Company Act

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) of the Investment Company Act, which excludes from the definition of investment company a company primarily involved in purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services. We intend to acquire assets with the proceeds of this offering in satisfaction of such requirements to fall within the exception provided by Section 3(c)(5)(A). We will also rely on Section 3(c)(5)(B) which excepts issuers that are “primarily engaged” in making loans to “manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services. We intend to provide loans to producers of specific film projects.

Notwithstanding, it is possible that the staff of the SEC could disagree with any of our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

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If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and Section 3(c)(5)(B) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. In the event that this occurs, the Company would have to immediately terminate this Offering. The unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there were no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and Section 3(c)(5)(B) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Wellstreet Media Bonds under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands, provided, however, that repayment demands can only be made no sooner than 24 months after investment on 90 days notice by holder. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

In the event that the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section (3)(c)(5)(A) exemption of the Investment Company Act, for any Wellstreet Media Bonds sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in this Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it, whereby the purchasers seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

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Risks Related to Wellstreet Media Bonds and this Offering

The characteristics of the Wellstreet Media Bonds, including interest rate, maturity date, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Wellstreet Media Bonds may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing Wellstreet Media Bonds. The characteristics of the notes, including being repayable at your demand on 90 days notice, no sooner than 24 months from the date that the purchase funds have cleared, redeemable by us, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The Wellstreet Media Bonds may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any Wellstreet Media Bonds, you should consider your investment allocation with respect to the amount of your contemplated investment in the Wellstreet Media Bonds in relation to your other investment holdings and the diversity of those holdings.

Holders of Wellstreet Media Bonds are exposed to the credit risk of the Company.

Wellstreet Media Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Wellstreet Media Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

The Wellstreet Media Bonds are unsecured obligations.

The Wellstreet Media Bonds do not represent an ownership interest in any specific Company investments, their proceeds, or their assets. The Wellstreet Media Bonds are unsecured general obligations of Modern Screen Media only, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Wellstreet Media Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Wellstreet Media Bonds. Therefore as unsecured obligations, there is no security to be provided to the holders of the Wellstreet Media Bonds.

There is no public market for Wellstreet Media Bonds, and none is expected to develop.

Wellstreet Media Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Wellstreet Media Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Wellstreet Media Bonds, and we do not intend to list Wellstreet Media Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Wellstreet Media Bonds as Wellstreet Media Bonds are expected to be highly illiquid investments.

Holders of the Wellstreet Media Bonds will have no voting rights.

Holders of the Wellstreet Media Bonds will have no voting rights and therefore will have no ability to control the Company. The Wellstreet Media Bonds do not carry any voting rights and therefore the holders of the Wellstreet Media Bonds will not be able to vote on any matters regarding the operation of the Company. As a bondholder purchaser in this offering will have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

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There is a risk that the Wellstreet Financial Website will not be able to handle a large number of investors subscribing to this offering.

Although the Wellstreet Financial Website has been designed to handle numerous purchase orders and prospective investors, we cannot predict the response of the Wellstreet Financial Website to any particular issuance of Wellstreet Media Bonds pursuant to this offering circular. You should be aware that if a large number of investors try to access the Wellstreet Financial Website at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to the Wellstreet Financial Website, as well as Website capacity limits or failures may prevent purchase orders from being received on a timely basis by the Wellstreet Financial Website. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

There is a risk that the Wellstreet Financial Website and the Wellstreet Financial App may be hacked.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from film development companies and purchasers of the Wellstreet Media Bonds and services on the Wellstreet Financial Website and the Wellstreet Financial App. There is a risk that the Wellstreet Financial Website and the Wellstreet Financial App may be hacked. Wellstreet Media Bonds will be issued by computer-generated program on the Website and electronically signed by us in favor of the investor. The Wellstreet Media Bonds will be stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors, and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would case an adverse effect on our business operations and will jeopardize the privacy of our users date, and can lead to us having to cease operations altogether.

The Wellstreet Media Bond Holders may be subject to third party fees.

Wellstreet Media Bond investors are not charged a servicing fee for their investment, but you may be charged a transaction fee if your method of payment requires us to incur an expense. The transaction fee will be equal to the amount that the Company will be charged by the payment processor. Other financial intermediaries, however, if engaged by you, may charge you commissions or fees.

Because the Wellstreet Media Bonds will have no sinking fund, insurance, or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Wellstreet Media Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Wellstreet Media Bonds. The Wellstreet Media Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Wellstreet Media Bonds, you will have to rely only on our cash flow from operations and possible funding from WSF, our parent company, for repayment of principal and interest upon your demand of repayment or upon redemption by us pursuant to the terms hereof. If our cash flow from operations and possible funding from WSF, our parent company, are not sufficient to pay any amounts owed under the Wellstreet Media Bonds, then you may lose all or part of your investment.

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By purchasing Wellstreet Media Bonds in this Offering, unless you opt-out in accordance with the terms of the Wellstreet Media Investor Agreement, you are bound by the arbitration provisions contained in our Wellstreet Media Investor Agreement to be used for subscriptions in this offering which limits your ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

By purchasing shares in this Offering, unless you opt-out in accordance with the terms of the Wellstreet Media Investor Agreement, you agree to be bound by the arbitration, jury waiver, and class action waiver provisions contained in Section 13 of our Investor Purchase Agreement to be used for subscriptions on this offering. Pursuant to the terms of the Wellstreet Media Investor Agreement, the holders of Wellstreet Media Bonds and the Company will agree to (i) resolve disputes of the holders of Wellstreet Media Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. Pursuant to the terms of the Wellstreet Media Investor Agreement, if a holder of Wellstreet Media Bonds does not agree to the terms of the arbitration provision, the holder of Wellstreet Media Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within 30 days of the holder’s first electronic acceptance of the Wellstreet Media Investor Agreement. If the opt-out notice is not received within 30 days, the holder of Wellstreet Media Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Georgia, we believe that the arbitration provision in the Wellstreet Media Investor Agreement is enforceable under federal law and the laws of the State of Georgia. Although holders of Wellstreet Media Bonds will be subject to the arbitration provisions of the Wellstreet Media Investor Agreement, the arbitration provisions do not preclude holders of Wellstreet Media Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE WELLSTREET MEDIA INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WELLSTREET MEDIA BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WELLSTREET MEDIA INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The Wellstreet Media Investor Agreement provides that, to the extent permitted by law, each party to the Wellstreet Media Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Wellstreet Media Bonds or the Wellstreet Media Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Wellstreet Media Bonds will be subject to these provisions of the Wellstreet Media Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE WELLSTREET MEDIA INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WELLSTREET MEDIA BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WELLSTREET MEDIA INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

By purchasing Wellstreet Media Bonds in this Offering, you are bound by the fee-shifting provision contained in our Bylaws, which may discourage you to pursue actions against us.

Section 7.4 of our Bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.”

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In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

Courts in some jurisdictions, including Delaware, have scrutinized fee shifting bylaws and, in certain cases, refused to enforce them on the grounds that they may conflict with statutory rights, deter stockholder litigation, or violate public policy. Although our company is incorporated in Georgia, and Georgia courts have not provided definitive guidance on the enforceability of fee shifting provisions in stockholder litigation, there remains a meaningful risk that a court could find our fee shifting bylaw unenforceable in whole or in part. A court could also interpret the provision more narrowly than intended, limit its application, or decline to enforce it based on the facts of a particular dispute.

If a court were to invalidate or restrict the provision, we could be required to bear our own litigation costs in security holder actions even if we prevail. If the provision is enforced, it could discourage security holders from bringing claims, including potentially meritorious ones, thereby limiting avenues for redress. The uncertainty surrounding the provision’s enforceability and scope could itself lead to increased litigation costs or procedural disputes, any of which could adversely affect us.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WELLSTREET MEDIA BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

USE OF PROCEEDS

If all $74,775,000 of Wellstreet Media Bonds offered hereby are sold for cash, we estimate we will receive net proceeds from this offering of approximately $74,725,000. We expect that the amount of expenses of the offering will be approximately $50,000, including professional and compliance fees and other costs of the offering, not including marketing costs or state filing fees.

Our business model is centered primarily around making targeted investments in film production companies with the assistance of film financing companies. Each investment will be in an individual film production company with respect to a specific film project that has been pre-sold to a major film distribution company. Film productions frequently encounter delays, budget overruns, labor disruptions, and logistical setbacks. These issues can postpone release dates, increase production costs, or diminish a film’s commercial prospects. Further, the ability to source film projects in which to invest can face structural risks from rapid technological shifts, alternative entertainment formats, and widespread digital piracy. These factors may reduce legitimate film productions that are distributed across theatrical, streaming, and licensing channels. Any material delay in sourcing film projects will lengthen the time between when the investment is made and when the Company receives a return on that investment, which may adversely affect the Company’s ability to service the Wellstreet Media Bonds. See “Risk Factors”.

The Company has been in discussions with several film production and financing companies that are seeking investments in their various projects. As of the date hereof the Company has not entered into any binding agreements with any such company. We anticipate that (i) at least 90% of our assets will consist of such investments, in the form of either direct investments or secured loans, with respect to specific films, and (ii) up to 10% of our assets will be allocated for working capital and for general corporate purposes, including the reimbursement amounts due under the Management Services Agreement. In addition, the Company will pay $5 per user per year for its bondholders utilization of the Wellstreet Fintech Platform.

The proceeds from the sale of Wellstreet Media Bonds in this offering will provide the capital for these activities.

Upon qualification of the Offering Statement and commencement of sale of Wellstreet Media Bonds, we will be entertaining investment proposals from a variety of sources. Upon initial positive interest we will proceed to structure the potential investment as either equity in a film or a secured loan to produce a specific film. The form of investment structure will depend on the specifics of the investment opportunity. Accordingly, our allocation of investment resources is likely to change from time to time.

The Company anticipates promptly deploying capital raised in this offering into the type of investments described above. The Company anticipates that such investments will provide immediate returns sufficient to enable the Company to make interest payments on issued Wellstreet Media Bonds. To the extent the Company issues Wellstreet Media Bonds, and has not yet invested in a project, any necessary interim interest payments due to bondholders will be satisfied through a combination of contributions made by the Company’s parent company, WSF, as well as returns received by the Company with respect to its short term investment(s) in publicly traded government securities (provided, however, the Company’s obligations to make payments under the securities is in no way limited by any such contribution from the WSF).

Further, the orderly liquidation of the Company’s investments pursuant to the terms thereof will enable the Company to make all required payments to the holders of Wellstreet Media Bonds upon the redemption thereof. While the Company’s full business model is based upon raising capital of $75,000,000, the Company can successfully operate and meet its obligations with funding in an amount less than $75,000,000.

Reimbursement amounts due to WSM under the Management Services Agreement will be paid using the proceeds of this offering allocated to working capital and distributions, which reimbursement payments will be made in advance on a monthly basis. We reserve the right however to change the estimated use of proceeds from this offering at any time so long as doing so does not result in the loss of our exemption from the Investment Company Act of 1940 (the “40 Act”). The Company will not directly (or indirectly through an affiliate) transfer any of the offering proceeds to any affiliates, including WSM and its other subsidiaries, other than to WSM pursuant to the terms of the Management Services Agreement, $5 per user per year for its bondholders utilization of the Wellstreet Fintech Platform. Additionally, 90% of the 10% of offering proceeds available for working capital and general corporate purposes is the maximum percentage of offering proceeds beyond which the Company would not transfer any additional funds to WSM, other than the Company will pay $5 per user per year for its bondholders utilization of the Wellstreet Fintech Platform..

If all of the Wellstreet Media Bonds being sold for cash are sold in this offering, we expect to receive gross process from this offering in an amount equal to $74,775,000.

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However, we cannot guarantee that all of the Wellstreet Media Bonds being offered will be sold for cash. The following table summarizes how we anticipate using the gross proceeds of this offering assuming the Wellstreet Media Bonds are sold in this offering depending upon whether 25%, 50%, 75%, or 100% (Maximum Offering Amount) of the Wellstreet Media Bonds being offered in the offering are sold for cash:

	If 25% of Bonds Sold for Cash	If 50% of Bonds Sold for Cash	If 75% of Bonds Sold for Cash	If 100% of Bonds Sold for Cash
Gross Proceeds	$18,687,500	$37,375,000	$56,062,500	$74,775,000
Offering Expenses (Underwriting discounts and commissions to placement agents and/or broker-dealers, and other professional fees)	$50,000	$50,000	$50,000	$50,000

Net Proceeds	$18,637,500	$37,325,000	$56,012,500	$74,775,000

Our intended use of the net proceeds is as follows:
Secured Loans to Film Production Companies	$(16,773,750)	$(33,592,500)	$(50,411,250)	$(67,242,500)
Working Capital and General Corporate Purposes(1)	$(1,863,750)	$(3,732,500)	$(5,601,250)	$(7,482,500)
Total Use of Proceeds	$18,687,500	$37,375,000	$56,062,500	$74,775,000

(1) The amount for working capital and general corporate purposes is calculated as 10% of the gross proceeds of this offering and includes the accrual for the reimbursement amounts due under the Management Services Agreement. This amount is intended to be allocated as follows: 90% of such amount shall be allocated to working capital, which includes the accrual amounts for the reimbursements due under the Management Services Agreement and the payment by the Company of $5 per user per year for its bondholders utilization of the Wellstreet Fintech Platform, and 10% of such amount shall be allocated to general corporate purposes.

Pending use of the net proceeds from this offering, we may invest in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

The Company will not receive any proceeds from the issuance of up to $125,000 worth of Referral Bonds under the Referral Program or the issuance of up to $100,000 worth of Reward Bonds under the Rewards Program.

INVESTMENT COMPANY ACT LIMITATIONS

A company that is treated as an “investment company” under the Investment Company Act of 1940 (the “40 Act”) is subject to stringent regulation. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

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Registration under the 40 Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	Compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

Our business model is centered primarily around making targeted investments in film production companies with the assistance of film financing companies. Each investment will be in an individual film production company with respect to a specific film project that has been pre-sold to a major film distribution company. Film productions frequently encounter delays, budget overruns, labor disruptions, and logistical setbacks. These issues can postpone release dates, increase production costs, or diminish a film’s commercial prospects. Further, the ability to source film projects in which to invest can face structural risks from rapid technological shifts, alternative entertainment formats, and widespread digital piracy. These factors may reduce legitimate film productions that are distributed across theatrical, streaming, and licensing channels. Any material delay in sourcing film projects will lengthen the time between when the investment is made and when the Company receives a return on that investment, which may adversely affect the Company’s ability to service the Wellstreet Media Bonds. See “Risk Factors”.

The Company has been in discussions with several film production and financing companies that are seeking investments in their various projects. As of the date hereof the Company has not entered into any binding agreements with any such company. It is anticipated that the Company will utilize for working capital and general corporate purposes approximately 10% of the gross proceeds of this offering. This amount is intended to be allocated as follows: 90% of such amount shall be allocated to working capital, which includes the accrual amounts for the reimbursements due under the Management Services Agreement and the payment by the Company of $5 per user per year for its bondholders utilization of the Wellstreet Fintech Platform, and 10% of such amount shall be allocated to general corporate purposes. The proceeds from the sale of Wellstreet Media Bonds in this offering will provide the capital for these activities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this offering circular. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this offering circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Our business model

Our business model is centered primarily around making targeted investments in film production companies with the assistance of film financing companies. Each investment will be in an individual film production company with respect to a specific film project that has been pre-sold to a major film distribution company. Film productions frequently encounter delays, budget overruns, labor disruptions, and logistical setbacks. These issues can postpone release dates, increase production costs, or diminish a film’s commercial prospects. Further, the ability to source film projects in which to invest can face structural risks from rapid technological shifts, alternative entertainment formats, and widespread digital piracy. These factors may reduce legitimate film productions that are distributed across theatrical, streaming, and licensing channels. Any material delay in sourcing film projects will lengthen the time between when the investment is made and when the Company receives a return on that investment, which may adversely affect the Company’s ability to service the Wellstreet Media Bonds. See “Risk Factors”.

The Company has been in discussions with several film production and financing companies that are seeking investments in their various projects.

As of the date hereof the Company has not entered into any binding agreements with any such company. It is anticipated that the Company will utilize for working capital and general corporate purposes approximately 10% of the gross proceeds of this offering. This amount is intended to be allocated as follows: 90% of such amount shall be allocated to working capital, which includes the accrual amounts for the reimbursements due under the Management Services Agreement and the payment by the Company of $5 per user per year for its bondholders utilization of the Wellstreet Fintech Platform, and 10% of such amount shall be allocated to general corporate purposes. The proceeds from the sale of Wellstreet Media Bonds in this offering will provide the capital for these activities.

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The Wellstreet Media Bonds:

●	are priced at $10.00 each;
●	represent a full and unconditional obligation of our Company;
●	are perpetual and have no maturity date;
●	bear interest at a fixed interest rate of 8% APY from the date that the purchase funds have cleared to 24 months and thereafter at 9% APY; any additional changes to interest rates payable will be effected through the filing of a post qualification amendment to the Wellstreet Media Form 1-A;
●	in no event will the interest rate payable on Wellstreet Media Bonds reduce below 8% APY; any;
●	interest payment are made on a quarterly basis in arrears through an ACH from the Company to the bond holder’s account on the Wellstreet Financial App, at which time they will be accessible for immediate withdrawal by the bond holder, through the “sell” screen on the Wellstreet Financial App, on the first day of each calendar quarter;;
●	are subject to repayment at the demand of the holder, subject to liquidity, no sooner than 24 months from the date that the purchase funds have cleared, upon 90 days prior written notice by holder submitted through the Wellstreet Financial App;
●	are subject to redemption by us at any time at the purchase price paid for the bond(s) plus any accrued but unpaid interest up to but not including the date of redemption; the Company will provide 5 days’ prior notice, through the Wellstreet Financial App, to the bond holder who holds the bond(s) in question that the Company will be redeeming the bond(s); and the Company will make payment with respect to such redemption no later than 5 business days following the actual date of redemption through a credit to the bond holder’s bank account that is linked to the bond holder’s account on the Wellstreet Financial App;
●	are not payment dependent on any underlying media investments;
●	are transferable; and
●	are unsecured.
●	the Company does not compound interest on the Wellstreet Media Bonds.
●	the simple rate of interest on the Wellstreet Media Bonds is the same as the stated APY.
●	in the event the Company experiences liquidity issues as the result of default issues related to the loans made by the Company, or the timing of the repayment of said loans, the Company may suspend repayments until such liquidity issues are resolved, in which case the investors would be immediately notified via the Wellstreet Financial App.

For more information on the terms of Wellstreet Media Bonds being offered, please see “Description of the Wellstreet Media Bonds” beginning on page 37 of this offering circular.

We have created the Wellstreet Media Referral Program (the “Referral Program”) to provide individuals the opportunity to receive free Wellstreet Media Bonds as a thank you (a “Referral Bond”). To be eligible to receive a Referral Bond, an investor in Wellstreet Media Bonds need only refer a prospective new investor to open an account with us pursuant to our standard account opening process (each a “Referrer”). Each such prospective new investor, as referred by a Referrer, who completes the account opening process pursuant to our standard account opening procedures will also receive a Referral Bond (each a “Referree”). A maximum of 50 Referral Bonds may be issued to any Referrer in any calendar year. The foregoing terms of the Referral Program are listed in detail on a link on the Company’s website. The Referral Program is active as of the date hereof, and will remain active until all $125,000 of Referral Bonds have been issued thereunder. The Referral Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority in the state in which you reside. Issuance of Referral Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Referral Bond and deposit said Referral Bond in such investor’s account within 15 days following the date of the qualifying action. Please see “Plan of Distribution – Wellstreet Media Referral Program” on page 43 of this Offering Circular.

We have also created the Wellstreet Media Rewards Program (the “Rewards Program”) to provide individuals who meet certain eligibility criteria the opportunity to receive one free Wellstreet Media Bond (a “Reward Bond”). The offers are at all times available, are listed in detail on a link on the Company’s website, will not change, and consist of the following programs: (i) participation in a Wellstreet Financial webinar live or via on-demand replay - the Individual must watch the entire live or recorded event and complete a registration on the Wellstreet Financial platform; (ii) the downloading and review of a Wellstreet Financial e-book and completion of a registration on the Wellstreet Financial platform. The foregoing terms of the Rewards Program are listed in detail on a link on the Company’s website. The Rewards Program is active as of the date hereof, and will remain active until all $100,000 of Reward Bonds have been issued thereunder. If an individual meets more than one of the two criteria above, only one Reward Bond will be issued pursuant to the Rewards Program, and will be issued even if such individual never buys a Wellstreet Media Bond. The Rewards Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority for the state in which you reside. Issuance of Reward Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Reward Bond and deposit said Reward Bond in such individual’s account within 15 days following the date of the qualifying action.

To the extent that the Company’s officers and directors make any communications in connection with this offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer. See “Plan of Distribution” in this Offering Circular.

The Company has not yet generated any revenue and has no operating history. Our management has raised substantial doubt about our ability to continue as a going concern based on these conditions and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the period from October 16, 2025 (inception) to December 31, 2025. We expect to generate income from the difference between (a) the interest rates we receive on our investments in and secured loans to film production companies and other film financing companies with respect to specific films, and (b) the interest we will pay to the holders of Wellstreet Media Bonds. We also expect to use up to 10% of the proceeds from sales of Wellstreet Media Bonds to provide working capital and general corporate purposes for our company until such time as our revenues are sufficient to pay our operating expenses.

Until sufficient proceeds have been received by us from the sale of Wellstreet Media Bonds in this offering to make initial investments, we will invest all received proceeds in publicly traded government securities, and any interest payment obligations with respect to issued Wellstreet Media Bonds would be satisfied through the proceeds of such investments, as well as, to the extent necessary, contributions to the Company’s capital by the Company’s parent corporation WSF (provided, however, the Company’s obligations to make payments under the securities is in no way limited by any such contribution from the WSF). We will not be paying back any of the funds advanced to us by WSF and therefore there is no interest rate or maturity associated with such advances. WSF is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in this offering. If we do not raise sufficient funds in this offering or if our parent declines to make advances to us, we will not be able to implement our business plan, or may have to cease operations altogether. The Company does not intend to “commence operations” until such time as it has raised sufficient proceeds in the Offering to make initial investments.

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Plan of Operations

We are a newly organized company and since inception have worked on organizational and development matters. In October 2025, WSF contributed funds to us to pay our operating expenses. The Company also received a contribution of $75,000 from a third party to assist the Company in funding its pre-operational organization expenses, which contribution, from a non-equity owner, was not to be paid back and was not for future services, and therefore was recorded as other income. Other than the foregoing contributions, we have not generated any revenues and we are dependent on the proceeds from this offering and advances from WSF to provide funds to implement our business model. The Company will not be paying back any of the foregoing contributions, therefore there is no interest rate or maturity associated with such contributions.

Upon qualification of this Offering, we will be accruing the reimbursement amount due to WSM under the Management Services Agreement until the Company can make reimbursement payments to WSM from the proceeds of this offering allocated to working capital.

General

For the twelve months following the commencement of the offering, we will seek to sell our Wellstreet Media Bonds and invest the proceeds in investments in and secured loans to film production companies and other film financing companies with respect to specific films.

Until such time as the Company has raised sufficient proceeds in the Offering to make an initial investment, any funds raised will be invested in publicly traded government securities, and any interest and principal payment obligations with respect to the Company’s securities issued in the Offering would be satisfied through the proceeds of such investments, as well as, to the extents necessary, contributions to the Company’s capital by the Company’s parent corporation WSF (provided, however, the Company’s obligations to make payments under the securities is in no way limited by any such contribution from the WSF). The Company does not intend to “commence operations,” in the sense of actively investing, until such time as it has raised sufficient proceeds in the Offering to make initial investments, which, depending on the circumstances, could be as low as $250,000, based on preliminary discussions that have taken place with film production companies and other film financing companies. The Company will be operational in the interim (i.e. prior to its initial investment) to manage the funds raised, as stated above, and to actively seek investment opportunities as additional funds are raised in the Offering. Once funds for an initial investment have been raised in the Offering, the Company will liquidate the necessary amount of governmental securities to fund said investment.

We will not be paying back any of the funds advanced to us by WSF and therefore there is no interest rate or maturity associated with such advances. WSF is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in this offering. If we do not raise sufficient funds in this offering or if our parent declines to make advances to us, we will not be able to implement our business plan, or may have to cease operations altogether.

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Our business model is centered primarily around making targeted investments in film production companies with the assistance of film financing companies. Each investment will be in an individual film production company with respect to a specific film project that has been pre-sold to a major film distribution company. Film productions frequently encounter delays, budget overruns, labor disruptions, and logistical setbacks. These issues can postpone release dates, increase production costs, or diminish a film’s commercial prospects. Further, the ability to source film projects in which to invest can face structural risks from rapid technological shifts, alternative entertainment formats, and widespread digital piracy. These factors may reduce legitimate film productions that are distributed across theatrical, streaming, and licensing channels. Any material delay in sourcing film projects will lengthen the time between when the investment is made and when the Company receives a return on that investment, which may adversely affect the Company’s ability to service the Wellstreet Media Bonds. See “Risk Factors”.

The Company has been in discussions with several film production and financing companies that are seeking investments in their various projects. As of the date hereof the Company has not entered into any binding agreements with any such company. We anticipate that (i) at least 90% of our assets will consist of such investments, in the form of either direct investments or secured loans, with respect to specific films, and (ii) up to 10% of our assets will be allocated for working capital and for general corporate purposes, including the reimbursement amounts due under the Management Services Agreement and the payment of $5 per user per year for its bondholders utilization of the Wellstreet Fintech Platform.. The proceeds from the sale of Wellstreet Media Bonds in this offering will provide the capital for these activities.

Specific Plan of Operations and Milestones

Our plan of operations over the next 12-month period is as follows, assuming the sale of 25%, 50%, 75% and 100% of Wellstreet Media Bonds in this offering for cash:

	If 25% of Bonds Sold for Cash	If 50% of Bonds Sold for Cash	If 75% of Bonds Sold for Cash	If 100% of Bonds Sold for Cash
Gross Proceeds(1)	$18,656,250	$37,312,500	$55,968,750	$74,775,000
Offering Expenses (Underwriting discounts and commissions to placement agents and/or broker-dealers)	$50,000	$50,000	$50,000	$50,000

Net Proceeds(1)	$18,637,500	$37,312,500	$55,968,750	$74,775,000

Our intended use of the net proceeds is as follows:
Secured loans to film production companies	(16,773,750)	(33,592,500)	(50,411,250)	(67,242,500)
Working Capital and General Corporate Purposes(2)	(1,863,750)	(3,732,500)	(5,601,250)	(7,482,500)
Total Use of Proceeds	$18,656,250	$37,312,500	$55,968,750	$74,775,000

(1) Gross and Net proceeds do not include a deduction of offering expenses of this offering of approximately $50,000. We expect that the amount of expenses of the offering will be approximately $50,000, including professional and compliance fees and other costs of the offering, not including marketing costs or state filing fees.

(2) The amount for working capital and general corporate purposes is calculated as 10% of the gross proceeds of this offering. This amount is intended to be allocated as follows: 90% of such amount shall be allocated to working capital, which includes the accrual amounts for the reimbursements due under the Management Services Agreement and the payment by the Company of a $5 fee per user per year for its bondholders utilization of the Wellstreet Fintech Platform, and 10% shall be allocated to general corporate purposes,.

The accrual for the reimbursement amounts due under the Management Services Agreement is based on allocation of employee time spent in connection with the Company, and will be paid out of working capital. The Company will not directly (or indirectly through an affiliate) transfer any of the offering proceeds to any affiliates, including WSF and its other subsidiaries, other than to WSM pursuant to the terms of the Management Services Agreement.

During the next 12 months, we intend to, among other things, have the 1-A declared qualified and start receiving net proceeds from this offering and pay the expenses of this offering with the net proceeds of this offering.

The proceeds from the sale of Wellstreet Media Bonds in this offering will provide the capital for these activities. The expense of the foregoing will range from $250,000 to $2,000,000, depending upon the success of the offering. To the extent the Company issues Wellstreet Media Bonds, and has not yet invested in a project, any necessary interim interest payments due to bondholders will be satisfied through a combination of contributions made by the Company’s parent company, WSF, as well as returns received by the Company with respect to its short term investment(s) in publicly traded government securities (provided, however, the Company’s obligations to make payments under the securities is in no way limited by any such contribution from the WSF).

It is our intention that our secured loans to film production companies with the assistance of film financing companies. Our business model anticipates that such loans with be fully secured by perfected security interests in the proceeds generated under film distribution agreements, which will be in place at the time we fund each loan, and further secured by film completion bonds. The Loans are expected to have terms of 12 to 15 months, and will generate an internal rate of return of approximately 127% to 18%.

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All of the investments the Company intends to make with the proceeds of the offering will be invested pursuant to investment documentation with one or more film production companies and other film financing companies, none of which companies had, have or will have contractual relationships or otherwise do business with WSF or any subsidiaries thereof, other than the Company.

None of WSF or its other subsidiaries have made similarly structured investments in the past.

All of the proceeds of all Company investments will be payable directly to the Company and no other entity.

Liquidity and capital resources

At December 31, 2025, we had cash on hand of $50,190 and working capital of $37,942. We do not presently have any external sources of capital and it is possible that at times we may be dependent on advances from our parent company, which has acknowledged its intent to provide such advances, in order to meet our operating expenses.

In October of 2025, WSF purchased 100 shares of common stock, par value $0.001 per share, of the Company for $100.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated any revenue and has no operating history. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report.

We are dependent on advances from WSF and proceeds from this offering to provide capital for our operations. WSF is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in this offering. The consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of December 31, 2025.

Income Taxes

Wellstreet Media Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 3 to our financial statements appearing elsewhere in this offering circular, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

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OUR BUSINESS

Our History

On October 16, 2025, the Company was formed as a Georgia corporation, named Worthy Wealth Media, Inc., and issued 100 shares of its $0.001 per share par value common stock in exchange for $100 to WSF. WSF is the sole shareholder of the Company’s common stock. On March 11, 2026, the Company changed its name to Modern Screen Media, Inc.

We are a newly formed company and to date our activities have involved the organization of our Company. We are a wholly owned subsidiary of Wellstreet Financial, Inc. (f/k/a Worthy Wealth, Inc., “WSF”) which utilizes a fintech platform and mobile app (the “Wellstreet Financial App”) that allows its users to digitally purchase “Wellstreet Media Bonds.” Purchases can be made in several ways including by rounding up the users’ debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Wellstreet Media Bonds from the Company. WSF also owns its proprietary Website allowing direct purchases of Wellstreet Media Bonds (collectively the “Worthy Fintech Platform”).

The Worthy Fintech Platform was acquired by WSF on March 31, 2026, pursuant to a FinTech Purchase Agreement with Worthy Financial, Inc. (“WFI”). In consideration of the purchase, WSF will pay to WFI, on or before December 31, 2026, the sum of $1,000,000 in immediately available funds and shall issue to WFI $1,000,000 of restricted common stock of WSF valued at the sale price in WSF’s then current (or, if not current, most recent) private placement (the “Purchase Price”). In WSF fails to pay the Purchase Price in full by the foregoing date, the assigned works shall be assigned back to WFI on the following day. A copy of the purchase agreement is attached hereto as an exhibit.

The Company has licensed the Assigned Works to WFI for “white label” use by WFI and its wholly owned subsidiaries. The Company has also licensed the Assigned Works to the Company’s Subsidiaries.

We are an early stage company with no operating history.

Our business model is centered primarily around making targeted investments in film production companies with the assistance of film financing companies. Each investment will be in an individual film production company with respect to a specific film project that has been pre-sold to a major film distribution company. Film productions frequently encounter delays, budget overruns, labor disruptions, and logistical setbacks. These issues can postpone release dates, increase production costs, or diminish a film’s commercial prospects. Further, the ability to source film projects in which to invest can face structural risks from rapid technological shifts, alternative entertainment formats, and widespread digital piracy. These factors may reduce legitimate film productions that are distributed across theatrical, streaming, and licensing channels. Any material delay in sourcing film projects will lengthen the time between when the investment is made and when the Company receives a return on that investment, which may adversely affect the Company’s ability to service the Wellstreet Media Bonds. See “Risk Factors”.

The Company has been in discussions with several film production and financing companies that are seeking investments in their various projects. As of the date hereof the Company has not entered into any binding agreements with any such company. We anticipate that (i) at least 90% of our assets will consist of such investments, in the form of either direct investments or secured loans, with respect to specific films, and (ii) up to 10% of our assets will be allocated for working capital and for general corporate purposes, including the reimbursement amounts due under the Management Services Agreement, and payment by the payment by the Company of $5 per user per year for its bondholders utilization of the Wellstreet Fintech Platform.

The proceeds from the sale of Wellstreet Media Bonds in this offering will provide the capital for these activities.

Our parent company,

WSF, was formed as a Georgia corporation on July 11, 2023.

Investments in Film Production Companies

It is our intention, based on preliminary discussions with film production companies and film finance companies, that our loans to film production companies, with respect to specified film projects that have been pre-sold to a major film distributor, will include the following terms:

●	Each investment will be in the form of a loan directly to a film production company to fully or partly finance an individual film production. Said loans may be facilitated by an intermediary film finance company.

●	The Company’s investments will be governed by a bilateral loan agreement between the Company and the film production company. It is anticipated that, to the extent other lenders are participating in the funding of the film in question, there will be an intercreditor agreement between all such lenders with respect to the collateral securing each parties loan and the priority thereof.

●	It is anticipated that each such loan will be secured by the following:

*	a collateral assignment of a Distribution Agreement with respect to the film being produced, which Distribution Agreement will govern the sale and distribution of the completed film.

*	a perfected security interest in the accounts receivable and/or proceeds resulting from the distribution of the completed film.

*	a completion bond, in which the Company will be specifically named, providing for the repayment of the Company’s loan in the event the film being financed is not completed within a certain designated time frame.

*	The Company does not anticipate that there will be any lenders senior to the Company in priority, though there may be additional lenders of the same priority. The Company will not be executing any type of subordination agreement with respect to its loans, but may enter into a intercreditor agreement depending on the number of lenders involved in the project.

*	Each Company loan will have a term of either 12 months or 15 months with a 90 day trailing grace period/cure period.

*	The Loans are expected to generate an internal rate of return of approximately 12% to 18%.

Wellstreet Fintech Platform

WSF owns certain technology, which WSF has utilized to create the Wellstreet Financial App and the Wellstreet Financial Website that facilitate the purchase of Wellstreet Media Bonds and provide information on accounts of the Wellstreet Media Bond investors. We refer to these as the “Wellstreet Fintech Platform.” These solutions have been expanded to offer the same and improved technology solutions to purchasers of our bonds.

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WSF has white label licensed the Wellstreet Fintech Platform to Worthy Financial, Inc. (“WFI”). The license fee is $5.00 per registered user per year, payable by WSF to us. The term of the license agreement is two years, with automatic one-year renewals unless terminated by us or WFI on thirty days prior written notice.

The Wellstreet Financial Website and Wellstreet Financial App are operated by Wellstreet Management, Inc., and will solely include offerings by WSF, and its subsidiaries, including the Company.

The Worthy Fintech Platform contains links to separate offerings by WSF and its wholly owned subsidiaries, including the Company, which link(s) clearly distinguish between each such offering then available. If during the offering period under the Offering Statement, at any time the Company is conducting a concurrent Regulation 506(c) offering, potential investors will have the ability, through the Wellstreet Fintech Platform, to view the terms of, and investor qualification requirements for, each such offering.

Wellstreet Financial App

The Wellstreet Financial App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Wellstreet Financial App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Wellstreet Media Bond. The Wellstreet Financial App is available via the web at www.wellstreetfinancial.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, the Wellstreet Financial App users download the application and simply link their bank account to the Wellstreet Financial App. If engaging in the round-up feature, they connect their debit card or credit card to the Wellstreet Financial App. Every time the user shops or completes any checking account transaction, the Wellstreet Financial App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in the Wellstreet Media Bonds. The user’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reach $10.00. Users can also make one time or recurring purchases of Wellstreet Media Bonds.

The Wellstreet Financial App provides a link to the Company’s Offering Circular regarding this offering.

As conditions to investing in Wellstreet Media Bonds in the offering, each investor must take the following actions:

●	Represent that the investor is at least 18 years of age;
●	Provide the Company with the investor’s bank account information, which information is verified by a third party;
●	Provide the Company with the investor’s name, contact information, and social security number;
●	Represent whether the investor is an accredited investor or a non-accredited investor;
●	With respect to non-accredited investors, represent that they have reviewed, and will comply with, the limitations on investment amounts under Regulation A offerings.

Screen Shot of Present Offerings of the WSF subsidiaries in Worth Wealth App

Dashboard

Gift an investment

$111.93*

Total Portfolio Value

$1.93 Earned

Buy

Sell

Recurring

Roundup

Offerings

See transactions →

WellStreet Equity Offering

An ownership stake in WellStreet Financial

$0.00 Total value held

WellStreet Housing Bonds

Earns 9% APR (3 year term) and 10% APR if held through years four or five

$111.93 Total value held

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Wellstreet Financial Website

The Wellstreet Financial Website offers users the following features:

●	Available online. You can purchase Wellstreet Media Bonds through the Wellstreet Financial Website;
●	No purchase fees charged. You will not be charged any commission or fees to purchase Wellstreet Media Bonds through the Wellstreet Financial Website. However, other financial intermediaries, if engaged, may charge you commissions or fees;
●	Invest as little as $100. You will be able to build ownership in Wellstreet Media Bonds over time by making an initial purchase as low as $100 and follow on purchases as low as $10 (the maximum investment amount per subscriber in this offering is $200,000);
●	Flexible, secure payment options. You may purchase Wellstreet Media Bonds electronically or by wire transfer, and funding instructions will be provided; and
●	Manage your portfolio online. You can view your bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

Following your initial purchase of Wellstreet Media Bonds, you can elect to participate in our auto-invest program, or the “Auto-Invest Program,” on the Wellstreet Financial Website and Wellstreet Financial App. This program allows you to automatically invest in additional Wellstreet Media Bonds on a reoccurring basis (e.g., daily, weekly or monthly) subject to an amount and investment parameters that you designate.

Marketing

Our bonds will be primarily marketed through the Website, on-line information sources, social networks, institutional (Colleges and universities, charities, trade associations and employers) and other marketing partner sources of introduction and referral. Any such marketing operations, as well as customer service operations related to bonds sales, will be based out of our principal office in Alpharetta, GA.

Operations – Management Services Agreement with Wellstreet Management, Inc.

In October 2025, we entered into the Management Services Agreement with WSM. WSM was established in February 7, 2024, as part of the internal reorganization of the operations of our parent, WSF. This operational restructure was undertaken as a cost-sharing effort to more efficiently utilize personnel throughout the Wellstreet group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by WSM.

Under the terms of the Management Services Agreement, WSM agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, as well as other common expenses of the Wellstreet group of companies, subject to such written direction provided by the Company to WSM.

Pursuant to the Management Services Agreement, the Company agreed to reimburse WSM for the costs incurred by WSM in paying for the staff and office expenses for the Company as well as other common expenses of the Wellstreet group of companies under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse WSM under the Management Services Agreement. The reimbursement amounts payable to WSM by the Company will accrue until the Company can make reimbursement payments to WSM from the proceeds of this offering allocated to working capital.

The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by WSM in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by WSM based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by WSM in paying for the staff and office expenses for the Company under the Management Services Agreement and as WSM has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by WSM.

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There will be no fees under the Management Services Agreement.

The initial term of the Management Services Agreement will end in October 2027, unless automatically renewed for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

For additional information please see the Management Services Agreement, which is an exhibit to the offering statement of which this offering circular forms a part. See “Where You Can Find More Information” appearing later in this offering circular.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Management Services Agreement with WSM for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Executive Offices

Our principal office is located in Alpharetta, Georgia. It is anticipated that WSM will make future payments under the principal office lease, as well as potentially providing other office space to us, in each case under the terms of the Management Services Agreement described above. As described therein, we will reimburse WSM a to-be-determined portion of the total office expenses associated with office space. This amount has not been determined as of the date of this offering circular.

Competition

We compete with other companies that lend to the film production industry. We seek to, but may not be able to effectively compete with such competitors.

No Public Market

Although under Regulation A the Wellstreet Media Bonds are not restricted, Wellstreet Media Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Wellstreet Media Bonds, and we do not intend to list Wellstreet Media Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Wellstreet Media Bonds as Wellstreet Media Bonds are expected to be highly illiquid investments.

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ORGANIZATIONAL STRUCTURE

The following reflects the current organization structure of WSF:

THE WELLSTREET COMPANIES

WSR’s business model is centered primarily around making investments in tenant in common ownership, mortgage loans, or other direct ownership interests in undeveloped properties acquired by infrastructure developers and properties acquired by other housing developers. Said tenant in common ownership interests and other direct ownership interests provide WSR with an actual ownership interest in the real property underlying the projects in which WSR so invests. Any mortgage loan would be secured by a first mortgage on the underlying real property, and said loans would be in an amount not greater than 70% of the independently assessed property value.

WSSL’s business model is centered primarily around making investments in existing, yet underperforming, senior living facilities. It is anticipated that WSSL will partner in such investments with one or more owner operators of senior living facilities in newly acquired senior living facilities, with the goal of utilizing investment funds to improve said facilities, both operationally and through capex expenditures. It is anticipated that each investment will be through a single purpose entity dedicated to the specific senior home facility or facilities, that each such investment will be fully secured by a recorded second mortgage, tenant in common interest, or other direct interest in the underlying real estate, and that the investment properties will be sold approximately 3 to 5 years after investment.

WSM is a management service company which provides WSF, WSR, WSSL and the Company with staffing and back office support for the companies’ business operations.

MANAGEMENT

Directors and Executive Officers

The following table provides information on our current executive officers and directors:

Name	Age	Positions
Sally Outlaw	62	Chief Executive Officer, President and Director
Alan Jacobs	84	Chief Operating Officer, Executive Vice President and Director
Jungkun Centofanti	58	Chief Administrative Officer and Senior Vice President

Sally Outlaw serves as a member of our Board of Directors, as Chief Executive Officer and President. She also serves in various officer and director roles for WSF, WFI, and their subsidiaries where she engages in defining long-term strategy, product development and implementing the company vision. From October 2010 to December 2015, she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw was also president and CEO of Peerbackers LLC, formerly an inactive SEC-registered investment advisor and a wholly owned subsidiary of WFI prior to the voluntary dissolution of Peerbackers LLC on January 16, 2021. Ms. Outlaw holds a Series 65 license as a Registered Investment Advisor and is also a licensed real estate broker. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984. Ms. Outlaw brings extensive knowledge and experience in the financial industry which we believe will be of great value to the Company.

Alan Jacobs serves as a member of our Board of Directors, and as our Executive Vice President and Chief Operating Officer. He also serves in various officer and director roles for WSF, WFI, and their subsidiaries. Prior to joining the Wellstreet companies, he had been engaged as a business consultant for various early-stage companies. From 2016 to 2018, Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning, and corporate development. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University in 1966.

Jungkun (“Jang”) Centofanti serves as our Senior Vice President and Chief Administrative Officer. She also serves in various officer and director roles for WSF, WFI, and certain of their subsidiaries. Ms. Centofanti has more than 30 years of operational and management experience, which we believe will be of great value to our Company. From September 2016 to July 2018, she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration and marketing. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

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The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation, or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers will not be separately compensated by us. As described earlier in this offering statement under “Management – Management Services Agreement with Wellstreet Management,” Under the terms of the Management Services Agreement, WSM agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to WSM. Pursuant to the Management Services Agreement, the Company agreed to reimburse WSM for the costs incurred by WSM in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse WSM under the Management Services Agreement. The reimbursement amounts payable to WSM by the Company will accrue until the Company can make reimbursement payments to WSM from the proceeds of this offering allocated to working capital. The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by WSM in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by WSM based upon the amount of time they devote to us, as well as an allocation of our office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by WSM in paying for the staff and office expenses for the Company under the Management Services Agreement and as WSM has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by WSM. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are subject to a number of conflicts of interest and related party transactions arising out of WSF’s relationship with WFI. WSF, and its wholly owned subsidiaries, including the Company, have several officers and directors who are also officers and directors of WFI and its wholly owned subsidiaries.

●	In addition to being officers and directors of a number of companies listed above, Ms. Outlaw and Mr. Jacobs are each shareholders of WSF, although neither has, nor will have, 50% or more stock ownership.

●	The terms of the Management Services Agreement with WSM, executed on October 31, 2025, were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder are equal to the costs incurred by WSM in paying for the staff and office expenses for the Company under the Management Services Agreement, as determined by certain of our executive officers and directors who are also executive officers and directors of WSM.

●	All operations of the Company and WSF, other than those conducted by said entities officers and directors, are or will be conducted exclusively by employees of WSM under the Management Services Agreement.

●	WSF has white label licensed the Wellstreet Fintech Platform to WFI. The license fee is $5.00 per registered user per year, payable by WFI to us. The term of the license agreement is two years, with automatic one-year renewals unless terminated by us or WFI on thirty days prior written notice.

●	WSF has contributed funds to the Company for working capital purposes, which funds are not subject to repayment. In the event necessary, WSF has committed to provide additional funds throughout the Company’s start up phase to satisfy interest payments and other working capital costs, which funds will also not be subject to repayment.

●	The Wellstreet Financial Website and Wellstreet Financial App are operated by WSM, and will solely include offerings by WSF, and its subsidiaries, including the Company.

There are no assurances that any conflicts which may arise will be resolved in our favor.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

100% of the Company’s issued and outstanding securities are owned by its parent company WSF. The following table sets out, as of December 31, 2025, the voting securities of WSF that are beneficially owned by the executive officers and directors, and other persons holding more than 10% of any class of the WSF’s voting securities, or having the right to acquire those securities.

Name and Address of Beneficial Owner(1)	Title of Class of Stock	Amount	Nature of Beneficial Ownership	Percentage of Class
Sally Outlaw	Common Stock	1,803,000 shares	Direct	58.0%
Alan Jacobs	Common Stock	1,006,000 shares	Direct	32.0%
Jungkun “Jang” Centofanti	Common Stock	202,500 shares	Direct	7.0%
Christopher Carter	Common Stock	12,500 shares	Direct	*
All WSF officers and directors as a group (seven persons)	Common Stock	3,024,000 shares	N/A	97.0%

(1) The business address for the shareholders listed is One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, FL 33487.

* Less than 1%.

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DESCRIPTION OF THE WELLSTREET MEDIA BONDS

Wellstreet Media Bonds

General. Wellstreet Media Bonds, with a total value of $75 million will be offered on a continuous basis, under this offering circular. The Wellstreet Media Bonds will be offered in increments of $10 with a minimum subscription of $100 (10 Wellstreet Media Bonds). After the initial investment bondholders can make follow on investment in Wellstreet Media Bonds with a minimum investment of $10 (1 Wellstreet Media Bond). The maximum investment amount per subscriber in this offering is $200,000. No more than $75 million of Wellstreet Media Bonds will be offered pursuant to this offering circular in any 12-month period.

Maturity. Wellstreet Media Bonds are perpetual and have no maturity date.

Interest. Interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of 8% APY from the date that the purchase funds have cleared for 24 months and thereafter at 9% APY. In no event will the interest rate payable reduce below 8% APY. Any additional changes to interest rates payable will be effected through the filing of a post qualification amendment to the Wellstreet Media Form 1-A. Interest shall be computed on the basis of a year consisting of 360 days, with interest paid quarterly in arrears. Upon credit of the interest to payee’s account, the interest shall be deemed paid in full.

Repayment on Demand of Holder. Except as otherwise provided herein, and subject to the liquidity of the Company, the Wellstreet Media Bonds are subject to repayment at the written demand of a bond holder, no sooner than 24 months from the date that the purchase funds have cleared, upon 90 days notice by holder, and the outstanding principal balance together with the interest earned through the repurchase date will be credited to the bondholder’s account within 5 business days; provided, however, if the bond holder requests a repayment of Wellstreet Media Bonds in the aggregate principal amount greater than $50,000, the Company may make such repayment to such bond holder within 30 days of the request for such repayment. In the event the Company experiences liquidity issues as the result of default issues related to the loans made by the Company, or the timing of the repayment of said loans, the Company may suspend repayments until such liquidity issues are resolved, in which case the investors would be immediately notified via the Wellstreet Financial App.

Redemption by Company. Each Wellstreet Media Bond is redeemable by us at any time at par value plus any accrued but unpaid interest up to but not including the date of redemption. The Company will provide 5 days’ prior notice, through the Wellstreet Financial App, to the bond holder who holds the bond(s) in question that the Company will be redeeming the bond(s); and the Company will make payment with respect to such redemption no later than 5 business days following the actual date of redemption through a credit to the bond holder’s bank account that is linked to the bond holder’s account on the Wellstreet Financial App.

Security; Ranking; Sinking Fund. The Wellstreet Media Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Wellstreet Media Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Wellstreet Media Bonds. There is no sinking fund.

Fees. Wellstreet Media Bond investors are not charged a servicing fee for their investment, but you may be charged a transaction fee if your method of payment requires us to incur an expense. The transaction fee will be equal to the amount that the Company will be charged by the payment processor. Other financial intermediaries, however, if engaged by you, may charge you commissions or fees.

Form and Custody. Wellstreet Media Bonds will be issued by computer-generated program on the Website and electronically signed by us in favor of the investor. The Wellstreet Media Bonds will be stored by us and will remain in our custody for ease of administration with a copy available in investor’s Bond account, which is the digital ledger of the bond holdings of the bond holder, where the bond holder can manage its portfolio of Wellstreet bond holdings including viewing purchases, redemptions, interest payments, etc.

Transfer. The Wellstreet Media Bonds are transferable free of charge.

Conversion or Exchange Rights. The Wellstreet Media Bonds are not convertible or exchangeable into any other securities.

Events of Default. The following will be events of default under the Wellstreet Media Bonds:

●	subject to liquidity, if we fail to pay interest when due and our failure continues for 90 days;
●	subject to liquidity, if we fail to pay the principal, or premium, if any, when due whether by demand of a bond holder or by our redemption; and
●	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

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The occurrence of an event of default of Wellstreet Media Bonds may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of our other indebtedness outstanding from time to time.

No Personal Liability of Directors, Officers, Employees and Shareholders. No incorporator, shareholder, employee, agent, officer, director, affiliate or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Wellstreet Media Bonds.

Governing Law.

Wellstreet Media Bonds and the Wellstreet Media Investor Agreement will be governed and construed in accordance with the laws of the State of Georgia.

Arbitration.

Pursuant to the terms of the Wellstreet Media Investor Agreement, the holders of Wellstreet Media Bonds and the Company will agree to (i) resolve disputes of the holders of Wellstreet Media Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury.

Pursuant to the terms of the Wellstreet Media Investor Agreement, if a holder of Wellstreet Media Bonds does not agree to the terms of the arbitration provision, the holder of Wellstreet Media Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within 30 days of the holder’s first electronic acceptance of the Wellstreet Media Investor Agreement. If the opt-out notice is not received within 30 days, the holder of Wellstreet Media Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers.

As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Georgia, we believe that the arbitration provision in the Wellstreet Media Investor Agreement is enforceable under federal law and the laws of the State of Georgia. Although holders of Wellstreet Media Bonds will be subject to the arbitration provisions of the Wellstreet Media Investor Agreement, the arbitration provisions do not preclude holders of Wellstreet Media Bonds from pursuing claims under the Exchange Act and Securities Act in federal courts. THE ARBITRATION PROVISION OF THE WELLSTREET MEDIA INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WELLSTREET MEDIA BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WELLSTREET MEDIA INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Jury Trial and Class Action Waivers.

The Wellstreet Media Investor Agreement provides that, to the extent permitted by law, each party to the Wellstreet Media Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Wellstreet Media Bonds or the Wellstreet Media Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Wellstreet Media Bonds will be subject to these provisions of the Wellstreet Media Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE WELLSTREET MEDIA INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WELLSTREET MEDIA BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WELLSTREET MEDIA INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers.

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Exclusive Forum Provision

Section 7.4 of our Bylaws provides that “[u]nless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Act, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located in the county in which the principal office of the corporation in the State of Georgia is established, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.”

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

This choice of forum provision may limit a bondholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our Bylaws to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Fee Shifting Provision

Section 7.4 of our Bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.”

In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

Courts in some jurisdictions, including Delaware, have scrutinized fee shifting bylaws and, in certain cases, refused to enforce them on the grounds that they may conflict with statutory rights, deter stockholder litigation, or violate public policy. Although our company is incorporated in Georgia, and Georgia courts have not provided definitive guidance on the enforceability of fee shifting provisions in stockholder litigation, there remains a meaningful risk that a court could find our fee shifting bylaw unenforceable in whole or in part. A court could also interpret the provision more narrowly than intended, limit its application, or decline to enforce it based on the facts of a particular dispute.

If a court were to invalidate or restrict the provision, we could be required to bear our own litigation costs in security holder actions even if we prevail. If the provision is enforced, it could discourage security holders from bringing claims, including potentially meritorious ones, thereby limiting avenues for redress. The uncertainty surrounding the provision’s enforceability and scope could itself lead to increased litigation costs or procedural disputes, any of which could adversely affect us.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WELLSTREET MEDIA BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The form of Wellstreet Media Bond is filed as an exhibit to the offering statement of which this offering circular forms a part. See “Where You Can Obtain More Information” appearing later in this offering statement.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

We were organized under the laws of the State of Georgia and are subject to the Code of Georgia Title 14 – Corporations, Partnerships, and Associations, or the “OCGA.” Subject to the procedures and limitations stated therein Section 14-2-830 of the OCGA provides that: (a) A director shall perform his or her duties as a director in good faith and with the degree of care an ordinarily prudent person in a like position would exercise under similar circumstances. (b) In performing his or her duties a director may rely upon: (1) Other officers, employees, or agents of the corporation whom the director reasonably believed to be reliable and competent in the functions performed; and (2) Information, data, opinions, reports, or statements provided by officers, employees, agents of the corporation, legal counsel, public accountants, investment bankers, or other persons as to matters involving the skills, expertise, or knowledge reasonably believed to be reliable and within such person’s professional or expert competence. (c) There shall be a presumption that the process a director followed in arriving at decisions was done in good faith and that such director has exercised ordinary care; provided, however, that this presumption may be rebutted by evidence that such process constitutes gross negligence by being a gross deviation of the standard of care of a director in a like position under similar circumstances.

Subject to the procedures and limitations stated therein, Section 14-2-851(a) of the OCGA provides that: Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) Such individual conducted himself or herself in good faith; and (2) Such individual reasonably believed: (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

Pursuant to our Articles of Incorporation, to the fullest extent permitted by the OCGA, the Company shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Company; (ii) is or was serving at the request of the Company as a director of another corporation, provided that such person is or was at the time a director of the Company or (ii) is or was serving at the request of the Company as an officer of another corporation, provided that such person is or was at the time a director of the Company or a director of such other corporation, serving at the request of the Company. Unless otherwise expressly prohibited by the OCGA, and except as otherwise provided in the previous sentence, the Board of Directors of the Company shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Company as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our Bylaws provide the Company with the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Further, our Bylaws provide the Company with the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

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Further, our Bylaws provide that to the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

Further, our Bylaws provide that any indemnification provided by the Company, unless pursuant to a determination by a court, shall be made by the Company only as authorized in the specific case upon determination that such indemnification is proper, to be made by the Board of Directors of the Company, by independent legal counsel or by shareholder vote.

The indemnification provided pursuant to Section 14-2-851 of the OCGA, our articles of incorporation and our Bylaws provide, are not exclusive, and the Company may, as applicable, provide additional indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

$75 million of our Wellstreet Media Bonds are being offered pursuant to this offering circular. Prospective investors will be referred to the Wellstreet Financial App (which may be downloaded for free from the Apple Store or from Google Play) or Wellstreet Financial Website at www.wellstreetfinancial.com, which is powered by the Wellstreet Fintech Platform, to review this Offering Circular and the subscription agreement. This Offering Circular will be furnished to prospective investors before or at the time of all written offers and will be available for viewing on the Website, as well as on the SEC’s website at www.sec.gov.

It is anticipated that Wellstreet Media Bonds will be offered and sold in all states, Puerto Rico and the District of Columbia.

No person or entity receives a finder’s fee or any underwriting or placement agent discounts or commissions in relation to this offering of the Wellstreet Media Bonds.

Set forth below is the procedure for subscribing to purchase Wellstreet Media Bonds:

Establishing a Wellstreet Media Bonds Account on the Wellstreet Financial Website

The first step to being able to purchase Wellstreet Media Bonds is to set up an account, which we refer to as a “Wellstreet Media Bonds Account.” In order to set up a Wellstreet Media Bonds Account, you need to do the following:

●	if you are an individual, you will need to establish a Wellstreet Media Bonds Account through the Wellstreet Financial Website or Wellstreet Financial App by registering and providing your name, email address, social security number, the type of account and other specified information;
●	if you are subscribing for the Wellstreet Media Bonds as a corporation, limited liability company, partnership, or other entity, the entity will need to establish a Wellstreet Media Bonds Account through the Wellstreet Financial Website by registering and providing the name of the organization, the type of organization, email address, tax identification number, type of account and other specified information; and
●	in either case, you must agree to our terms of use and privacy policy which provide for the general terms and conditions of using the Wellstreet Financial Website and other applicable terms and conditions.

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By subscribing for Wellstreet Media Bonds, you will be consenting to receiving all notifications required by law or regulation or provided for by the Wellstreet Financial Website electronically at your last electronic address you provided to us.

After you have successfully registered with the Wellstreet Financial Website or Wellstreet Financial App, you may view the Wellstreet Media Bond Offering Circular and related documents. Please note that you are not obligated to submit a subscription for any Wellstreet Media Bonds simply because you have registered on the Wellstreet Financial Website.

If you have difficulty opening an account or otherwise using the Wellstreet Financial Website, you may use the live help button on the Website or the Wellstreet Financial App to connect with a customer service representative. Customer service representatives will help you with technical issues related to your use of the Wellstreet Financial Website. However, customer service representatives will not provide you with any investment advice, nor how much to invest in Wellstreet Media Bonds, or the merits of investing or not investing in Wellstreet Media Bonds.

Establishing an Account Using the Wellstreet Financial App

Procedurally, Wellstreet Financial App users register on the application via the wellstreetfinancial.com website or via the mobile App, which may be downloaded for free from the Apple Store or from Google Play and simply link to their bank account. Whenever users want to buy a bond they click the “Buy Bonds” button to purchase. If they would like to purchase via their spare change round-ups they can also link a debit card or credit card to the Wellstreet Financial App for this purpose. If the round-up feature is engaged, every time the user shops or completes any checking account transaction, the Wellstreet Financial App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in the Wellstreet Media Bonds. The user’s linked bank account is monitored and the money is transferred via ACH once the round up amounts reach $10.00. Users can make one time or recurring purchases of Wellstreet Media Bonds.

Subscribing for Wellstreet Media Bonds

Once you have opened a Wellstreet Media Bond Account, in order for you to complete a subscription for Wellstreet Media Bonds, you must first provide funds. We will instruct you on how to do so. A Wellstreet Media Bond Account is the digital ledger of the bond holdings of the bond holder, where the bond holder can manage its portfolio of Wellstreet bond holdings including viewing purchases, redemptions, interest payments, etc. You may then submit purchase orders by:

●	indicating the amount of Wellstreet Media Bonds that you wish to purchase;
●	reviewing the applicable offering circular for Wellstreet Media Bonds, including the Form of Bond;
●	submitting a subscription order by clicking the “Buy Bonds” button; and
●	reviewing the subscription to ensure accuracy, checking the box to confirm accuracy and confirming the subscription by clicking the confirmation button.

You will not be able to subscribe for a Wellstreet Media Bond unless you have completed all of the above steps.

Once you submit a subscription to the Wellstreet Financial Website, your subscription will constitute an offer to purchase Wellstreet Media Bonds. For purposes of the electronic order process at the Wellstreet Financial Website, the time as maintained on the Website will constitute the official time of a subscription.

As part of these terms and conditions to subscribe to purchase Wellstreet Media Bonds, you will be required to certify to us that:

●	you will have had the opportunity to view this offering circular and any offering circular supplement each time you purchase Wellstreet Media Bonds;

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●	if you are an individual investor, your subscription is submitted for and on behalf of your account;
●	if you are an organization, your subscription has been submitted by an officer or agent who is authorized to bind the organization; and
●	you had the opportunity to review the Wellstreet Media Investor Agreement, meet the qualifications to subscribe for Wellstreet Media Bonds and agree to be legally bound by the terms and conditions of the agreement.

Your subscription and all other consents submitted through the Wellstreet Financial Website are legal, valid and enforceable contracts. We are not providing any investment or tax advice to subscribers of Wellstreet Media Bonds. We are not a broker dealer or investment adviser. The Wellstreet Media Bonds may not be a suitable investment for you, even if you qualify to purchase Wellstreet Media Bonds. Moreover, even if you qualify to purchase Wellstreet Media Bonds and place a subscription, you may not receive an allocation of Wellstreet Media Bonds for any number of reasons.

Fees and Expenses

The Company expects that the amount of expenses of the offering will be approximately $50,000, including professional and compliance fees and other costs of the offering.

Minimum and Maximum Investment Amount

The minimum investment amount per subscriber in this offering is $100 (10 Wellstreet Media Bonds). After the initial investment bondholders can make follow on investment in Wellstreet Media Bonds with a minimum investment of $10 (1 Wellstreet Media Bond). The maximum investment amount per subscriber in this offering is $200,000.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Wellstreet Media Bonds on a best efforts basis. As there is no minimum offering amount, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Wellstreet Media Referral Program

We have created the Wellstreet Media Referral Program (the “Referral Program”) to provide individuals the opportunity to receive free Wellstreet Media Bonds as a thank you (a “Referral Bond”). To be eligible to receive a Referral Bond, an investor in Wellstreet Media Bonds need only refer a prospective new investor to open an account with us pursuant to our standard account opening process (each a “Referrer”). Each such prospective new investor, as referred by a Referrer, who completes the account opening process pursuant to our standard account opening procedures will also receive a Referral Bond (each a “Referree”). A maximum of 50 Referral Bonds may be issued to any Referrer in any calendar year. The foregoing terms of the Referral Program are listed in detail on a link on the Company’s website. The Referral Program is active as of the date hereof, and will remain active until all $125,000 of Referral Bonds have been issued thereunder. The Referral Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority in the state in which you reside. Issuance of Referral Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Referral Bond and deposit said Referral Bond in such investor’s account within 15 days following the date of the qualifying action. Please see “Plan of Distribution – Wellstreet Media Referral Program” on page 43 of this Offering Circular.

Wellstreet Media Rewards Program

We have also created the Wellstreet Media Rewards Program (the “Rewards Program”) to provide individuals who meet certain eligibility criteria the opportunity to receive one free Wellstreet Media Bond (a “Reward Bond”). The offers are at all times available, are listed in detail on a link on the Company’s website, will not change, and consist of the following programs: (i) participation in a Wellstreet Financial webinar live or via on-demand replay - the Individual must watch the entire live or recorded event and complete a registration on the Wellstreet Financial platform; (ii) the downloading and review of a Wellstreet Financial e-book and completion of a registration on the Wellstreet Financial platform. The foregoing terms of the Media Rewards Program are listed in detail on a link on the Company’s website. The Rewards Program is active as of the date hereof, and will remain active until all $100,000 of Reward Bonds have been issued thereunder. If an individual meets more than one of the two criteria above, only one Reward Bond will be issued pursuant to the Rewards Program, and will be issued even if such individual never buys a Wellstreet Media Bond. The Rewards Program is available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority for the state in which you reside. Issuance of Reward Bonds will be fulfilled through Wellstreet Media Bonds issued under the offering statement of which this offering circular forms a part. We will generally process a Reward Bond and deposit said Reward Bond in such individual’s account within 15 days following the date of the qualifying action.

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State Law Exemption and Offerings to “Qualified Purchasers”

Our Wellstreet Media Bonds are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, which we refer to as the “Securities Act.”). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to meeting certain state filing requirements and complying with anti-fraud provisions, to the extent that the Wellstreet Media Bonds offered hereby are offered and sold only to “qualified purchasers” or at a time when the Wellstreet Media Bonds are listed on a national securities exchange. “Qualified purchasers” include:

●	“accredited investors” under Rule 501(a) of Regulation D of the Securities Act; and

●	all other investors so long as their investment in Wellstreet Media Bonds does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Investment Amount Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the Offering. The only investor in this Offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse or spousal equivalent in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse or spousal equivalent, exceeds $1,000,000 at the time you purchase the Wellstreet Media Bonds (please see below on how to calculate your net worth);

(iii)	You are a director, executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

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(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, a Massachusetts or similar business trust or a partnership or limited liability company, not formed for the specific purpose of acquiring the Wellstreet Media Bonds, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an investment advisor registered pursuant to the Investment Advisers Act of 1940 or registered pursuant to the laws of a state, an investment advisor relying on the exemption of registering with the SEC under the Investment Advisers Act of 1940, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958, or a Rural Business Investment Company as defined in the Consolidated Farm and Rural Development Act, or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Wellstreet Media Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Wellstreet Media Bonds; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ix)	You are an entity, of a type not listed in the above paragraphs iv, v, vi, vii, or viii, not formed for the specific purpose of acquiring the Wellstreet Media Bonds, owning investments in excess of $5,000,000;

(x)	You are a natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status;

(xi)	You are a “family office,” as defined by the Investment Advisers Act of 1940, with assets under management in excess of $5,000,000, and is not formed for the specific purpose of acquiring the Wellstreet Media Bonds, and your prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

(xii)	You are a “family client,” as defined under the Investment Advisers Act of 1940, of a family office meeting the requirements in the above paragraph xi, and your prospective investment in the issuer is directed by such family office pursuant to the above paragraph xi.

For the purposes of calculating your Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Wellstreet Media Bonds.

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In order to purchase Wellstreet Media Bonds and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Offering Period and Expiration Date

The termination of the offering will occur on the earlier of (i) the date that subscriptions for and awards of the Wellstreet Media Bonds offered hereby equal $75,000,000; (ii) [*], 2029; and (iii) an earlier date determined by the Company in its sole discretion. We reserve the right to terminate this offering for any reason at any time.

Wellstreet Financial Website Operation

Although the Wellstreet Financial Website and Wellstreet Financial App has been designed to handle numerous purchase orders and prospective investors, we cannot predict the response of the Wellstreet Financial Website to any particular issuance of Wellstreet Media Bonds pursuant to this offering circular. You should be aware that if a large number of investors try to access the Wellstreet Financial Website at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to the Wellstreet Financial Website, as well as website capacity limits or failures may prevent purchase orders from being received on a timely basis by the Wellstreet Financial Website. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

Orders will typically be processed by our payment processor within 4 to 5 business days following the order. You may not withdraw the amount of your purchase order, unless the purchase is withdrawn or cancelled. Once a purchase order is accepted and processed, it is irrevocable. Interest does not accrue until the purchase funds have cleared.

Prior to submitting a purchase order, you will be required to acknowledge receipt of the offering documents for the Wellstreet Media Bonds that you wish to purchase. In the case of an entity investor, the prospective investor will be required to make representations regarding the authority of the signatory to enter into the agreement and make representations on behalf of the entity.

The minimum purchase order that you may submit to purchase Wellstreet Media Bonds is $100 (10 Wellstreet Media Bonds), after the initial investment bondholders can make follow on investment in Wellstreet Media Bonds with a minimum investment of $10 (1 Wellstreet Media Bond), and the maximum purchase order that may be submitted is $200,000, except for non-accredited investors, whose purchases will be subject to the following limits pursuant to SEC Rule 251(d)(2)(C):

●	natural non-accredited persons may only invest the greater of 10% of their annual income or net worth; and
●	non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

For the purposes of calculating your Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Wellstreet Media Bonds.

In order to purchase Wellstreet Media Bonds and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

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Tax and Legal Treatment

Wellstreet Media Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

IRA

If an investor opens a new IRA account on the Wellstreet Fintech Platform and makes a minimum investment of $2,500, we will pay all of his or her third-party fees associated with opening the IRA account on the Wellstreet Fintech Platform through one of our integrated partners.

Auto-Invest Program

Following the user’s initial purchase of Wellstreet Media Bonds, they can elect to participate in our auto-invest program, or the “Auto-Invest Program,” which allows them to automatically invest in additional Wellstreet Media Bonds on a recurring basis (e.g., daily, weekly or monthly) subject to an amount and investment parameters that they designate.

If an investor elects to participate in the Auto-Invest Program, we will automatically place orders for Wellstreet Media Bonds that match the amount and parameters they designate. Investors may affirmatively elect to participate or cancel their participation in the Auto-Invest Program by selecting “on” or “off” in their Wellstreet accounts. As part of affirmatively electing to participate in the Auto-Invest Program by selecting “on”, the investor will choose the frequency of such investor’s recurring investments (e.g., daily, weekly or monthly) and the amount of such recurring investment. In addition, the investor will choose the bank account from which the funds would be drawn for purposes of the Auto-Invest Program. Upon affirmatively electing to participate in the Auto-Invest Program, the investor will be asked to agree to the terms and conditions of the Wellstreet Media Investor Agreement. Prior to each “auto investment,” the investor will be presented with the most recent offering circular and will be asked to reconfirm (i) the terms and conditions of the Wellstreet Media Investor Agreement which they originally agreed to, such as that the investor continues to be either an accredited investor or in compliance with the 10% of net worth or annual income limitation on investment in this offering, and (ii) that they have reviewed our SEC filings, including the latest offering circular with respect to the investment. If no reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” the “auto-investment” shall not be executed, thus each investor will need to affirmatively approve each such investment. If a reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” we will send a confirmatory email to the investor denoting the amount invested upon such “auto-investment.” The Company tracks the amount of Wellstreet Media Bonds held by each bond holder and will not issue a round-up Wellstreet Media Bond if said issuance would exceed the bond holder’s investment limitations, based on representations made by the bond holder when they opened their account on the Wellstreet Financial App. Upon issuance of a round-up program Wellstreet Media Bond, the bond holder would be notified through the Wellstreet Financial App and the funds would be deposited in the Company’s primary commercial bank account.

The Company monitors both the status of the offering as qualified and would immediately discontinue the issuance of any Wellstreet Media Bonds under the Offering Circular, including those under the round-up program, to the extent the offering was not then in compliance with applicable securities laws.

Holders of Wellstreet Media Bonds will have access to current information regarding their Wellstreet Media Bonds by viewing their account on the Wellstreet Financial Website or Wellstreet Financial App. Users can review, adjust, cancel, pause, or restart the Auto-Invest Program at any time by making the appropriate selection within their account or by contacting us.

We intend to treat any sales of Wellstreet Media Bonds made pursuant to the Auto-Invest Program as sales chargeable against the aggregate total of offered securities pursuant to the offering circular and to include such sales when calculating the $75 million cap in offering proceeds raised under any qualified offering statement within a 12 month period in accordance with SEC Rule 251(a).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations that may be relevant to the Program. Your participation in the Program will have certain consequences from a U.S. federal income tax standpoint. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Because the Program is unique, there are limited applicable legal precedents applicable to the income tax consequences of the Program, and we are not able to describe all of the material tax consequences with certainty. The following discussion is for general purposes only, is limited to U.S. federal income tax consequences only, and may not be applicable depending on your particular situation. The discussion addressed only to individuals who are U.S. citizens or residents for U.S. tax purposes, and who hold their Wellstreet Media Bonds as “capital assets” within meaning of the Code. You are urged to consult your own tax advisor with respect to the income and other tax consequences of the Program, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

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There can be no assurance IRS will agree with the foregoing tax treatment, and it is possible that the federal income tax consequences of the Program could differ from those described above.

Your participation in the Program may also be subject to information reporting and tax withholding.

Your participation in the Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form. The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences of your participation in the Program, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

APPOINTMENT OF AUDITOR

In November 2025, we engaged Assurance Dimensions, LLC (“Assurance”), as our independent registered public accounting firm. Assurance audited our consolidated financial statements for the period from October 16, 2025 (inception) through December 31, 2025, which have been included in this offering circular. From the date of inception through the date of this offering circular, there have been no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Assurance on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Assurance’s satisfaction, would have caused Assurance to make reference to the matter in their reports. From the date of inception through the date of this offering circular there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

LEGAL MATTERS

The validity of the securities offered by this offering circular will be passed upon for us by Dickinson Wright PLLC, 350 East Las Olas Boulevard, Suite 1750, Fort Lauderdale, Florida 33301.

EXPERTS

Our balance sheet as of December 31, 2025 and the related statements of operations, shareholder’s equity and cash flows for the period from October 16, 2025 (inception) through December 31, 2025, included in this offering circular have been audited by Assurance Dimensions, LLC independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a Regulation A offering statement on Form 1-A with the SEC under the Securities Act with respect to the Wellstreet Media Bonds to be sold in this offering. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement and exhibits and schedules to the offering statement. For further information with respect to our company and the Wellstreet Media Bonds to be sold in this offering, reference is made to the offering statement, including the exhibits and schedules to the offering statement. Statements contained in this offering circular as to the contents of any contract is an exhibit to the offering statement, each statement is qualified in all respects by the exhibit to which the reference relates. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

48

The offering statement is also available on the Wellstreet Financial Website at www.wellstreetfinancial.com. After the completion of this Offering, you may access these materials at the foregoing website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on the website is not a part of this offering circular and the inclusion of the website address in this offering circular is an inactive textual reference only.

Reporting Requirements under Tier 2 of Regulation A. Following this Tier 2, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

We will make annual filings on Form 1-K which will include audited financial statements for the previous fiscal year ended June 30. We will make semi-annual filings on Form 1-SA which will include unaudited financial statements for the six months ending December 31. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

We may supplement the information in this offering circular by filing a supplement with the SEC. You should read all the available information before investing.

49

Modern Screen Media, Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Modern Screen Media, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Modern Screen Media, Inc. (the “Company”) as of December 31, 2025, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from October 16, 2025 (inception) to December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from October 16, 2025 (inception) to December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended December 31, 2025, the Company has not yet generated any revenue and has no operating history. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2025.

Coral Springs, Florida

April 16, 2026

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053 www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provide tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

F-2

Modern Screen Media, Inc.

Balance Sheet

December 31, 2025

ASSETS

Assets
Cash	$50,190
TOTAL ASSETS	$50,190
LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Income Tax Payable	12,248
Total Liabilities	12,248

Commitments and contingencies (Note 6)

Shareholders’ Equity
Common stock, par value $0.001, 100 shares authorized, and 100 shares issued and outstanding	-
Additional paid-in capital	400
Retained earnings	37,542
Total Shareholders’ Equity	37,942

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$50,190

The accompanying notes are an integral part of this financial statement.

F-3

Modern Screen Media, Inc.

Statement of Operations

For the Period from October 16, 2025 (Inception) through December 31, 2025

Operating Revenue	$-

Cost of Revenue	-

Gross profit (loss)	-

Operating expenses
General and administrative expenses	210
Total operating expenses	210

Loss from operations	(210)

Other Income	50,000

Income tax expense	(12,248)

Net income	$37,542

Net income per common share - basic and diluted	$375.42
Weighted average number of shares outstanding - basic and diluted	100

The accompanying notes are an integral part of this financial statement.

F-4

Modern Screen Media, Inc.

Statement of Changes in Shareholders’ Equity

For the Period from October 16, 2025 (Inception) through December 31, 2025

	Common Shares	Common Stock, Par	Additional Paid in Capital	Retained Earnings	Total

Balance at October 16, 2025	-	-	$-	$-	$-

Common shares issued for cash	100	-	400	-	400

Net income	-	-	-	37,542	37,542

Balance at December 31, 2025	100	$-	$400	$37,542	$37,942

The accompanying notes are an integral part of this financial statement.

F-5

Modern Screen Media, Inc.

Statement of Cash Flows

For the Period from October 16, 2025 (Inception) through December 31, 2025

Cash flows from operating activities:
Net income	$37,542
Adjustments to reconcile net income to cash provided by operating activities:
Changes in working capital items:
Income tax payable	12,248

Cash provided by operating activities	49,790

Cash flows from financing activities:
Common shares issued for cash	400

Cash provided by financing activities	400

Net change in cash	50,190

Cash at beginning of period	-

Cash at end of period	$50,190

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$-
Cash paid for taxes	$-

The accompanying notes are an integral part of this financial statement.

F-6

Modern Screen Media, Inc.

Notes to the Financial Statements

For the Period from October 16, 2025 (Inception) through December 31, 2025

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Modern Screen Media, Inc., a Georgia corporation, (the “Company,” “MSM”, “we,” or “us”), wholly owned subsidiary of Wellstreet Financial, Inc. (f/k/a Worthy Wealth, Inc., (“WSF”) was founded on October 16, 2025. On March 11, 2026, the Company changed its name to Modern Screen Media, Inc. This early-stage company will primarily finance independent motion pictures and other media secured by distribution agreements, distribution accounts receivable, and completion bonds.

The Company’s year-end is June 30.

NOTE 2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended December 31, 2025, the Company has not yet generated any revenue and has no operating history. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company is filing a Form 1-A Regulation A Offering Statement which once qualified by the SEC will allow the Company to raise funds.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents

Cash includes checking accounts. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At times, such investments may be in excess of FDIC insurance limits. As of December 31, 2025, we were not in excess of the FDIC limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents. There were no cash equivalents on December 31, 2025.

F-7

Modern Screen Media, Inc.

Notes to the Financial Statements

For the Period from October 16, 2025 (Inception) through December 31, 2025

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash. The carrying amount of this financial instrument equals fair value.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Revenue Recognition

We will recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We will generate revenue primarily through interest earned on loans to independent film production companies secured by contract rights and completion bonds.

We will also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which will all be included in other income (expense) in the statement of operations.

Allocation of expenses Incurred by Affiliate on Behalf of the Company

Costs incurred by our affiliate will be allocated to the Company for the purposes of preparing the financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity.

Management has determined that the method of allocating costs to the Company is reasonable.

F-8

Modern Screen Media, Inc.

Notes to the Financial Statements

For the Period from October 16, 2025 (Inception) through December 31, 2025

Management believes that the statements of operations will include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results, or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax, penalties, and interest as a result of such challenge.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net, income (loss) by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity on December 31, 2025.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its financial statements.

Segment reporting policy

In November 2023, the FASB issued Accounting Standards Update 2023-07 – Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures. The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASU 2023-07 for the period ending December 31, 2025.

The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”) and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Secured Lending. The Company’s operations include making loans and collecting interest, all of which are managed centrally.

The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

F-9

Modern Screen Media, Inc.

Notes to the Financial Statements

For the Period from October 16, 2025 (Inception) through December 31, 2025

NOTE 5. INCOME TAXES

For the period ended December 31, 2025, the income tax provision for current taxes was $12,248.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There were no deferred tax assets or deferred tax liabilities recorded for the period ended December 31, 2025.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the period ended December 31, 2025, and the actual tax provisions for the period ended December 31, 2025.

December 31, 2025

Expected provision (benefit) at statutory rate	21.0%
State taxes	3.6%
Total provision (benefit) for income taxes	24.6%

NOTE 6. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

NOTE 7. EQUITY

The Company has authorized 100 shares of common stock. On October 16, 2025, the Company was formed as a Georgia corporation, named Worthy Wealth Media, Inc., and issued 100 shares of its $0.001 per share par value common stock in exchange for $100 to WSF. WSF is the sole shareholder of the Company’s common stock. On March 11, 2026, the Company changed its name to Modern Screen Media, Inc.

NOTE 8. OTHER INCOME

In December 2025, the Company also received a contribution of $50,000 from a third party to assist the Company in funding its pre-operational organization expenses. This contribution, from a non-equity owner, is not to be paid back and is not for future services and therefore was recorded as other income.

NOTE 9. SUBSEQUENT EVENTS

The Company has evaluated these financial statements for subsequent events through April 16, 2026, the date these financial statements were available to be issued. Management is not aware of any events that have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in the financial statements.

F-10

PART III – EXHIBITS

Index to Exhibits

Number	Exhibit Description

2.1*	Articles of Incorporation
2.2*	Articles of Amendment to the Articles of Incorporation
2.3*	Bylaws
3.1*	Form of Wellstreet Media Bonds
4.1*	Form of Investor Agreement
4.3*	Form of Auto-Invest Program
6.1*	Management Services Agreement
6.2*	Technology License Agreement
6.3	Fintech Purchase Agreement
11.1	Auditor’s Consent
11.2	Consent of Dickinson Wright PLLC (included in Exhibit 12.1)
12.1	Legal Opinion

*previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alpharetta, Georgia, on September 11, 2026.

Modern Screen Media, Inc.

September 11, 2026	By:	/s/ Sally Outlaw
Sally Outlaw, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Offering Circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sally Outlaw	Chief Executive Officer, President and Director	September 11, 2026
Sally Outlaw

/s/ Alan Jacobs	Chief Operating Officer, Executive Vice President, Principal Accounting Officer, Principal Financial Officer, and Director	September 11, 2026
Alan Jacobs

50